Exhibit 4.14

Dated 30 August 2017

ZEUS ONE MARINE LLC

IKAROS MARINE LLC

TASMAN MARINE LLC

HUDSON MARINE LLC and

DRAKE MARINE LLC

as joint and several Borrowers

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

and

ABN AMRO BANK N.V.

as Agent, Arranger, Swap Bank

and Security Trustee

LOAN AGREEMENT

relating to a secured term loan facility of US$82,459,678.29 to refinance certain existing indebtedness and secured on

m.vs. “ORCA I”, “KATHERINE”, “TASMAN”,

“DIMITRIS Y” and “IAN H”

WATSON FARLEY

&

WILLIAMS

Index

Clause		Page
1	Interpretation	1
2	Facility	23
3	Position of the Lenders, the Swap Bank and the Majority Lenders	23
4	Drawdown	26
5	Interest	27
6	Interest Periods	29
7	Default Interest	30
8	Repayment and Prepayment	31
9	Conditions Precedent	36
10	Representations and Warranties	37
11	General Undertakings	40
12	Corporate Undertakings	49
13	Insurance	50
14	Ship Covenants	55
15	Security Cover	60
16	Payments and Calculations	61
17	Application of Receipts	63
18	Application of Earnings; Swap Payments	64
19	Events of Default	66
20	Fees and Expenses	73
21	Indemnities	74
22	No Set-Off or Tax Deduction	77
23	Illegality, etc	79
24	Increased Costs	80
25	Set-Off	82
26	Transfers and Changes in Lending Offices	82
27	Variations and Waivers	87
28	Notices	88
29	Joint and Several Liability	90
30	Supplemental	91
31	Confidentiality	91
32	Bail-In	93
33	Law and Jurisdiction	94

Schedules

Schedule 1 Lenders and Commitments	96
Schedule 2 Drawdown Notice	97
Schedule 3 Condition Precedent Documents	98
Part A	98
Part B	100
Schedule 4 Designation Notice	102
Schedule 5 Transfer Certificate	103
Schedule 6 PIK Compliance Certificate	107

Execution

Execution Pages	109

THIS AGREEMENT is made on 30 August 2017

BETWEEN

(1)	ZEUS ONE MARINE LLC, IKAROS MARINE LLC, TASMAN MARINE LLC, HUDSON MARINE LLC and DRAKE MARINE LLC, as joint and several Borrowers;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	ABN AMRO BANK N.V., as Agent;

(4)	ABN AMRO BANK N.V., as Arranger;

(5)	ABN AMRO BANK N.V., as Security Trustee; and

(6)	ABN AMRO BANK N.V, as Swap Bank.

BACKGROUND

(A)

The Lenders have agreed to make available to the Borrowers a term loan facility of $82,459,678.29 in two Tranches, each such Tranche in the relevant Tranche Amount, for the purpose of refinancing the Existing Indebtedness secured on the Ships (as each such term is defined below).

(B)

The Swap Bank has agreed to enter into interest rate swap transactions with the Borrowers (at the Borrowers’ option) from time to time to hedge the Borrowers’ exposure under this Agreement to interest rate fluctuations and/or exchange rate risks.

(C)	The Lenders and the Swap Bank have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

Subject to Clauses 1.2 through 1.4, in this Agreement:

“Accounts” means, together, the Earnings Accounts and the Retention Account and, in the singular, means any of them;

“Accounts Pledge” means a deed creating security in respect of the Earnings Accounts and the Retention Account in the Agreed Form;

“Affected Lender” has the meaning given in Clause 5.7;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Agency and Trust Agreement” means the agency and trust agreement dated the same date as this Agreement and made between the same parties;

“Agent” means ABN AMRO Bank N.V., acting in such capacity through its office at 93 Coolsingel, 3012 AE, Rotterdam, The Netherlands, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Agent or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997);

“Applicable Percentage” means during the period commencing on:

(a)	1 June 2018 (inclusive) and ending on 31 December 2018 (inclusive), 110 per cent.; and

(b)	1 January 2019 (inclusive) and ending on 31 December 2019 (inclusive), 120 per cent.;

“Approved Broker” means any of Barry Rogliano Salles, Breamar Seascope Ltd., Fearnleys A/S, H. Clarkson & Company Limited, Howe Robinson, Kontiki Shipbrokers, Maersk Brokers and Simpson Spence & Young or any other independent and reputable sale and purchase broker nominated by the Borrowers and, approved and appointed by the Agent and, in the plural, means any or all of them;

“Approved Flag” means the Marshall Islands flag, the Liberian flag, the Panama flag or any other flag which the Agent may approve as the flag on which a Ship may be registered;

“Approved Flag State” means the Marshall Islands, Liberia, Panama or any other state in which the Agent may at the request of the Borrowers, approve that a Ship be registered;

“Approved Manager” means, in relation to each Ship, Conchart Commercial Inc., a corporation incorporated and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as commercial manager (the “Commercial Manager”) and Technomar Shipping Inc., a corporation incorporated and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and each with management office at 3-5 Menandrou Street, Kifissia 145 61, Athens, Greece as technical manager (the “Technical Manager”), or any other company which the Agent may, at the request of the Borrower owning that Ship, approve from time to time as the technical and/or commercial manager of that Ship and, in the plural, means both of them;

“Approved Manager’s Undertaking” means, in relation to each Ship, a letter of undertaking executed or to be executed by each Approved Manager in favour of the Security Trustee, agreeing certain matters in relation to the management of the relevant Ship and subordinating its rights against that Ship and the Borrower owning that Ship to the rights of the Lenders under the Finance Documents, in the Agreed Form and, in the plural, means both of them;

“Arranger” means ABN AMRO Bank N.V., acting in such capacity through its office at 93 Coolsingel, 3012 AE, Rotterdam, The Netherlands, or any successor;

“Availability Period” means the period commencing on the date of this Agreement and ending on 31 August 2017 (or such later date as the Agent may, with the authorisation of all the Lenders, approve) or, if earlier, the date on which the Total Commitments are fully borrowed, fully (or partially as the case may be) cancelled or terminated;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

“Balloon Instalment” has the meaning given in Clauses 8.1(a) and 8.1(b);

“Basel III” means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and

(b)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

“Book Leverage Ratio” shall have the meaning given to this term in the Corporate Guarantee;

“Borrower” means each of Borrower A, Borrower B, Borrower C, Borrower D and Borrower E and, in the plural, means any or all of them;

“Borrower A” means Zeus One Marine LLC, a limited liability company formed in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, MH96960, Majuro, Marshall Islands;

“Borrower B” means Ikaros Marine LLC, a limited liability company formed in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, MH96960, Majuro, Marshall Islands;

“Borrower C” means Tasman Marine LLC, a limited liability company formed in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, MH96960, Majuro, Marshall Islands;

“Borrower D” means Hudson Marine LLC. a limited liability company formed in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, MH96960, Majuro, Marshall Islands;

“Borrower E” means Drake Marine LLC, a limited liability company formed in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, MH96960, Majuro, Marshall Islands;

“Business Day” means a day on which banks are open in London, Athens, and Rotterdam and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“CACIB Facility Agreement” means the facility agreement dated 11th August 2017 entered into by Pericles Marine LLC, Hephaestus Marine LLC and Hector Marine LLC, as joint and several borrowers with Credit Agricole Corporate and Investment Bank, as lender for the purpose of refinancing the existing indebtedness under the facility agreement dated 4 May 2011 entered into by Credit Agricole Corporate and Investment Bank (as lender) and Hector Marine LLC, Pericles Marine LLC and Hephaestus Marine LLC (as joint and several borrowers), as the same may be amended and/or supplemented from time to time;

“Cash Sweep Period” has the meaning given in Clause 8.14;

“Change of Control” has the meaning given in Clause 8.13;

“Charter” means, in relation to a Ship, any charter or other contract of employment or any consecutive voyage charter or contract of affreightment in respect of that Ship having a duration (or capable of exceeding a duration) of at least 12 months;

“Charterparty Assignment” means, in relation to a Ship, a specific assignment of the rights of the Borrower who is the owner of that Ship under the Charter relative thereto executed or to be executed by that Borrower in favour of the Security Trustee in the Agreed Form and, in the plural, means any or all of them;

“Code” means the United States Internal Revenue Code of 1986;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compliance Certificate” has the meaning given in the Corporate Guarantee;

“Confidential Information” means all information relating to the Loan, any Borrower, any Security Party, any member of the Group or the Finance Documents of which the Creditor Parties becomes aware in its capacity as Creditor Party or which is received by the Creditor Parties in relation to the Finance Documents from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by a Creditor Party of Clause 31; or

(b)	is identified in writing at the time of delivery as non-confidential by any Borrower, member of the Group or Security Party or any of its advisers; or

(c)

is known by the Creditor Parties before the date the information is disclosed to it or is lawfully obtained by the Creditor Parties after that date, from a source which is, as far as the Creditor Parties are aware, unconnected with the Group and which, in either case, as far as the Creditor Parties are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

“Contractual Currency” has the meaning given in Clause 21.5;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Corporate Guarantee” means a corporate guarantee executed or, as the context may require, to be executed by the Corporate Guarantor of the obligations of the Borrowers under this Agreement and the other Finance Documents to which each Borrower is a party in the Agreed Form;

“Corporate Guarantor” means Poseidon Containers Holdings LLC, a limited liability company formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands, MH96960;

“Corresponding Debt” means any amount which a Borrower owes to a Creditor Party under or in connection with the Finance Documents;

“CRD IV” means Directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms;

“CRR” means and Regulation (EU) No 575/2013 of the European Union on prudential requirements for credit institutions and investment firms;

“Creditor Party” means the Agent, the Arranger, the Security Trustee, any Lender or the Swap Bank, whether as at the date of this Agreement or at any later time;

“Debt Service” has the meaning given in Clause 8.14(b);

“Designated Transaction” means a Transaction which fulfills the following requirements:

(a)	it is entered into by the Borrowers pursuant to the Master Agreement with the Swap Bank;

(b)

its purpose is the hedging of all or part of the Borrowers’ exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the last Final Maturity Date; and

(c)

it is designated by the Borrowers, by delivery by the Borrowers to the Agent of a notice of designation in the form set out in Schedule 4, as a Designated Transaction for the purposes of the Finance Documents;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to a Tranche, the date requested by the Borrowers for the Tranche to be made available to the Borrowers, or (as the context requires) the date on which the Tranche is actually made available to the Borrowers;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“DVB Facility Agreement” means the facility agreement dated 18 July 2017 entered into by, inter alios, the banks and financial institutions listed therein (as lenders), DVB Bank SE (as arranger, facility agent, security agent and account bank) and Athena Marine LLC, Aphrodite Marine LLC, Aris Marine LLC and Alexander Marine LLC (as joint and several borrowers), as the same may be amended and/or supplemented from time to time;

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the relevant Borrower owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)

all freight, hire and passage moneys, compensation payable to that Borrower or the Security Trustee in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)	all moneys which are at any time payable under any Insurances in respect of loss of hire, (if applicable under the Insurances); and

(c)

if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Account” means, in relation to a Ship, an account in the name of the Borrower owning that Ship with the Agent in Rotterdam designated “[name of relevant Borrower]-Earnings Account”, or any other account (with that or another office of the Agent) which is designated by the Agent as the Earnings Account in relation to that Ship for the purposes of this Agreement and, in the plural, means any or all of them;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

“EnTrust Facility Agreement” means the facility agreement dated 11 August 2017 entered into by, inter alios, the financial institutions listed therein (as lenders), Wilmington Trust, National Association (as agent and security agent) and Leonidas Marine LLC (as borrower), as the same may be amended and/or supplemented from time to time;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)

any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship as a result of a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or any Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto;

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with the Borrowers or any of them would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Uniform Commercial Code (as from time to time in effect in any applicable jurisdiction;

“Equity Undertaking” means the undertaking executed or, as the context may require, to be executed by each of the Poseidon Shareholders in favour of the Security Trustee in the Agreed Form;

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Excess Cash Flow Date” has the meaning given in Clause 8.14;

“Excess Cash Flow Notice” has the meaning given in Clause 8.14;

“Existing Facility Agreement” means the facility agreement dated 14 November 2016 and made between (i) the Lenders, (ii) the Borrowers, (iii) ABN AMRO Bank N.V. as agent, security trustee, the swap bank and arranger, in respect of a loan facility of up to (originally) $106,417,500;

“Existing Indebtedness” means the outstanding Financial Indebtedness of the Borrowers under the Existing Facility Agreement on the Drawdown Date;

“Existing Indebtedness Grace Period” means the period commencing on the date of this Agreement and ending on the Drawdown Date;

“FATCA” means sections 1471 through 1474 of the Code and any US Treasury regulations thereunder;

“FATCA Deduction” means a deduction or withholding from a payment under any Finance Document required by or under FATCA;

“FATCA Exempt Party” means a party to a Finance Document that is entitled under FATCA to receive payments free from any FATCA Deduction;

“Final Maturity Date” means in respect of:

(a)	Tranche A, 31 December 2020; and

(b)	Tranche B, 30 June 2018;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Master Agreement;

(c)	the Agency and Trust Agreement;

(d)	the Master Agreement Assignment;

(e)	the Corporate Guarantee;

(f)	the General Assignments;

(g)	the Mortgages;

(h)	the Accounts Pledge;

(i)	the Shares Security Deeds;

(j)	any Charterparty Assignments;

(k)	each Approved Manager’s Undertakings;

(l)	any Subordination Agreement;

(m)

any other document (whether creating a Security Interest or not) which is executed at any time by any Borrower, the Corporate Guarantor, either Shareholder, either Approved Manager or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Bank under this Agreement or any of the other documents referred to in this definition; and

(n)	any other document designated as such by the Agent and the Borrowers.

“Financial Indebtedness” means any indebtedness for or in relation to:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with IFRS, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financial Year” means, in relation to each Borrower and the Corporate Guarantor, each period of 1 year commencing on 1 January in respect of which its annual (audited, in the case of the Corporate Guarantor only) accounts are or ought to be prepared;

“Fleet Vessels” means all of the vessels (including, but not limited to, the Ships) from time to time wholly owned by members of the Group (each a “Fleet Vessel”);

“General Assignment” means, in relation to a Ship, a first priority general assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form and, in the plural, means all of them;

“Green Award” means The Green Award Foundation, an independent foundation, established 1994 on the initiative of the Rotterdam Municipal Port Management and the Dutch Ministry of Transport;

“Green Award Incentive Provider” means the name of any entity that has been appointed as such by the Green Award Foundation;

“Group” means the Corporate Guarantor and its Subsidiaries (including but not limited to the Borrowers) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Group Facility Agreement” means each of:

(a)	the DVB Facility Agreement;

(b)	the CACIB Facility Agreement; and

(c)	the EnTrust Facility Agreement,

and, in the plural, means all of them.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary;

“IACS” means the International Association of Classification Societies;

“IAPPC” means a valid international air pollution prevention certificate issued under Annex VI;

“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Board, as amended from time to time, together with its pronouncements thereon from time to time;

“Initial Lender” means ABN AMRO Bank N.V., acting in such capacity through its office at Coolsingel 93, 3012 AG Rotterdam, The Netherlands, or any successor;

“Insurances” means, in relation to a Ship:

(a)

all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, the Earnings or otherwise in relation to a Ship whether before, on or after the date of this Agreement; and

(b)

all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Interest Period” means a period determined in accordance with Clause 6;

“IPO” means the initial public offering of part or all of the share capital of the Corporate Guarantor and the subsequent listing of such share capital at a stock exchange acceptable to the Lenders;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“K&T Loan Agreement” means the loan facility agreement dated 4 May 2016 (as the same is amended and/or supplemented form time to time) between K&T Marine as lender and the Corporate Guarantor as borrower relating to a loan facility of up to $12,211,552.74 in the Agreed Form;

“K&T Marine” means K&T Marine LLC, a limited liability company formed in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, MH96960, Majuro, Marshall Islands;

“K&T Subordination Agreement” means an agreement to be made between K&T Marine (as lender), the Corporate Guarantor (as borrower) and the Security Trustee in respect of the K&T Loan Agreement;

“Legal Reservations” means:

(a)	the limitations on enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; and

(b)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered as a condition precedent under this Agreement;

“Lender” means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.14) or its transferee, successor or assign and, in the plural, means all of them;

“LIBOR” means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the Screen Rate; or

(b)

if no rate is quoted on the Screen Rate, the rate per annum determined by the Agent to be the rate per annum notified to the Agent by the Reference Bank as the rate at which deposits in Dollars are offered to the Reference Bank by leading banks in the London Interbank Market at the Reference Bank’s request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it, and, if any such rate is below zero, LIBOR will be deemed to be zero;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before a Tranche has been made, Lenders whose Commitments total 66.66 per cent, of the Total Commitments; and

(b)	after a Tranche has been made, Lenders whose Contributions total 66.66 per cent, of the Loan;

“Mandatory Cost” means any cost calculated by the Agent pursuant to Clause 21.9;

“Margin” means, in respect of:

(a)	Tranche A:

(i)	commencing on the Drawdown Date up to and including 31 March 2019, 3.42 per cent, per annum; and

(ii)	at all times thereafter, 3.50 per cent, per annum; and

(b)	Tranche B

(i)	commencing on the Drawdown Date up to and including 31 March 2019, 3.92 per cent, per annum; and

(ii)	at all times thereafter, 4.00 per cent, per annum;

“Market Value” means, in relation to:

(a)	each Ship and each other Fleet Vessel (if not subject to a mortgage), the market value thereof determined in accordance with Clause 15.3; and

(b)

each Fleet Vessel (other than the Ships and the Fleet Vessels referred to in paragraph (a) above), the market value thereof determined in accordance with the relevant provisions of the loan agreement financing such Fleet Vessel;

“Master Agreement” means the master agreement (on the 2002 ISDA (Multicurrency-Crossborder) form) in the Agreed Form made between the Borrowers and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;

“Master Agreement Assignment” means the assignment of the Master Agreement in the Agreed Form;

“Material Adverse Change” means any event or series of events which, in the reasonable opinion of the Majority Lenders, has or could reasonably be expected to have a Material Adverse Effect;

“Material Adverse Effect” means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospect of any Borrower, the Corporate Guarantor and/or the Group taken as a whole; or

(b)	the ability of a Borrower or the Corporate Guarantor to perform its obligations under the Finance Documents; and

(c)

the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to any of the Finance Documents or the rights or remedies of any Creditor Party under any of the finance Documents;

“Minimum Liquidity Amount” has the meaning given in Clause 11.18;

“Minimum PIK Security Cover Ratio” means, at each PIK Calculation Date, (and notwithstanding anything to the contrary provided in Clause 15 (Security Cover), the aggregate of (i) the aggregate of the Market Value of the Mortgaged Ships, (ii) the net realisable value of any additional security provided at that time under Clause 15 and (iii) the aggregate of the Minimum Liquidity Amount maintained in the Earnings Accounts of all Mortgaged Ships in accordance with Clause 11.18 at the relevant time, being at least 130 per cent, of the aggregate amount of (i) the Loan and (ii) the Swap Exposure;

“Mortgage” means, in relation to a Ship, the first priority or, as the case may be, preferred ship mortgage on that Ship (and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenant collateral thereto) in the Agreed Form and, in the plural, means any or all of them;

“Mortgaged Ship” means a Ship which is subject to a Mortgage at the relevant time;

“Negotiation Period” has the meaning given in Clause 5.10;

“Net Worth” has the meaning given to it in the Corporate Guarantee;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Operating Expenses” means, in respect of each Ship during a Cash Sweep Period, the aggregate expenditure necessarily incurred by the Borrower which is the owner of that Ship during that Cash Sweep Period in operating, insuring, maintaining, repairing and generally trading its Ship (including, but not limited to, any expenses in respect of dry-docking, special survey (including any projected costs for dry-docking and special surveys during the next 3 month period) and general and administrative expenses paid in respect of the Ship, any voyage expenses, as well as any other capitalised expenses as same are defined as per IFRS);

“Original Financial Statements” means annual audited consolidated financial statements of the Corporate Guarantor for the year ending 31 December 2016;

“Parallel Debt” means any amount which a Borrower owes to the Security Trustee under Clause 3.7;

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

“Party” means a party to this Agreement;

“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199);

“Payment Currency” has the meaning given in Clause 21.5;

“Permitted Loan” means:

(a)	a loan made to a Borrower by any Affiliate, Holding Company or Subsidiary of the Corporate Guarantor or any other person:

(i)	which is unsecured;

(ii)	in relation to which no interest, fees, costs or expenses are payable during the Security Period;

(iii)	in relation to which no repayment or prepayment of principal is capable of being made to the relevant lender in accordance with its terms and conditions during the Security Period;

(iv)	which is fully subordinated in all respects to the Secured Liabilities; and

(v)	any creditor’s rights thereunder have been assigned in favour of the Creditor Parties; and

(b)	the loan made to the Corporate Guarantor pursuant to the K&T Loan Agreement,

and, in the plural means, any or all of them;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)

liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the trading, chartering, operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.12(g);

(f)

any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses while a Borrower is prosecuting or defending such action in good faith by appropriate steps;

(g)	a right of pledge (and set-off) under and pursuant to the general conditions of ABN AMRO Bank N.V.; and

(h)	for the duration of the Existing Indebtedness Grace Period only, any Security Interests created under and pursuant to the terms of the Existing Facility Agreement;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)

any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)

a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)

a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“PIK Amount” means, if at any PIK Calculation Date, the actual Security Cover Ratio on that PIK Calculation Date is less than the Minimum PIK Security Cover Ratio (such amount is evidenced in the PIK Compliance Certificates provided by the Borrowers pursuant to Clause 11.6(d) utilising the most recent semi-annual valuations provided under Clause 11.6(d) or, as the case may be, at the option of the Borrowers, the additional valuations provided pursuant to Clause 15.8), 2 per cent, of the amount of the Loan which would be required to be prepaid so as to eliminate the shortfall in the Minimum PIK Security Cover Ratio;

“PIK Calculation Date” means the date on which each PIK Compliance Certificate is due to be provided by the Borrowers to the Agent pursuant to Clause 11.6(d);

“PIK Compliance Certificate” means the compliance certificate evidencing the PIK Amount to be provided in accordance with Clause 11.6(d) in the form set out in Schedule 6;

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by any Creditor Party or any of their respective ERISA Affiliates;

“Poseidon Shareholders” means each of the shareholders being the direct legal and beneficial owners of the limited liability company interests in the Corporate Guarantor as disclosed to the Agent at the date of this Agreement;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a reasonable determination all of the Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day which is 2 Business Days before the first day of that Interest Period or any other period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Reference Banks” means, subject to Clause 26.16, the branch of ABN AMRO Bank N.V. at 93 Coolsingel, 3012 AE, Rotterdam, The Netherlands and the London branch or any other bank or financial institution selected by the Agent;

“Refinancing Date” means, in relation to the Existing Facility Agreement, the date on which the Existing Indebtedness is refinanced by the Loan;

“Refinancing Period” means the period commencing on the date of this Agreement and ending on 31 August 2017 (or such later period as may be agreed by the Agent acting with the authorisation of the Majority Lenders);

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Repayment Instalment” has the meaning given in Clause 8.1(a);

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Restricted Person” means a person that is (i) listed on, or owned or controlled by a person listed on any Sanctions List; (ii) located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide Sanctions; or (iii) otherwise a target of Sanctions;

“Retention Account” means, in relation to the Borrowers, a joint account in the names of the Borrowers with the Agent in Rotterdam designated “name of Borrowers - Retention Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Retention Account for the purposes of this Agreement and, in the plural means any or all of them;

“Sanctions” means any economic or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union or its Member States; (iv) the United Kingdom; (v) any country to which the Borrower, the Corporate Guarantor, any other Security Party, any member of the Group or any Affiliate of any of them is bound; or (vi) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State and Her Majesty’s Treasury (HMT) (together “Sanctions Authorities”);

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets and Investment Ban List” issued by HMT or any similar list issued or maintained or made public by any of the Sanctions Authorities.

“Screen Rate” means the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers and the Lenders;

“Secured Liabilities” means all liabilities which the Borrowers, the Corporate Guarantor, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Cover Ratio” means, at any relevant time, the aggregate of (i) the aggregate of the Market Value of the Mortgaged Ships (determined in accordance with Clause 15.3), (ii) the net realisable value of any additional security provided at that time under Clause 15 and (iii) the aggregate of the Minimum Liquidity Amount maintained in the Earnings Accounts of all Mortgaged Ships in accordance with Clause 11.18 at the relevant time, at that time expressed as a percentage of the aggregate amount of (i) the Loan and (ii) the Swap Exposure;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of a plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)

any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Corporate Guarantor, either Shareholder, either Approved Manager and any other person (other than any Poseidon Shareholder, K&T Marine or any Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by any Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither a Borrower nor any Security Party has any future or contingent liability under Clauses 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and

(d)

the Agent, the Arranger, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Property” means:

(a)	the Transaction Security expressed to be granted in favour of the Security Trustee as trustee for, or for the benefit of, the Creditor Parties and all proceeds of that Transaction Security;

(b)

all obligations expressed to be undertaken by a Borrower or any other Security Party to pay amounts in relation to the Secured Liabilities to the Security Trustee as trustee for, or for the benefit of, the Creditor Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by a Borrower or any Security Party or any other person in favour of the Security Trustee as trustee for, or for the benefit of, the Creditor Parties;

(c)	the Security Trustee’s interest in any turnover trust created under the Finance Documents;

(d)

any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Trustee is required by the terms of the Finance Documents to hold as trustee on trust for, or for the benefit of, the Creditor Parties, except:

(i)	rights intended for the sole benefit of the Security Trustee; and

(ii)	any moneys or other assets which the Security Trustee has transferred to the Agent or (being entitled to do so) has retained in accordance with the provisions of this Agreement.

“Security Trustee” means ABN AMRO Bank N.V., acting in such capacity through its office at 93 Coolsingel, 3012 AE, Rotterdam, The Netherlands, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Servicing Bank” means the Agent or the Security Trustee;

“Shareholder” means:

(a)

in relation to Borrower B, Odysseus Marine LLC, a limited liability company formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands, MH96960; and

(b)	in relation to the other Borrowers (other than Borrower B), the Corporate Guarantor.

“Shares Security Deed” means, in relation to each Borrower, a deed creating Security Interests over the limited liability company interests in that Borrower to be executed by the relevant Shareholder in the Agreed Form and, in the plural, means all of them;

“Ship” means each of Ship A, Ship B, Ship C, Ship D and Ship E and, in the plural, means any or all of them;

“Ship A” means the 2007-built container vessel of 5,100 TEU currently registered in the ownership of Borrower A with IMO No. 9318113 under the Panamanian flag with the name “ORCA I”;

“Ship B” means the 2013-built container vessel of 6,700 TEU currently registered in the ownership of Borrower B with IMO No. 9641235 under the Marshall Islands flag with the name “KATHERINE”;

“Ship C” means the 2000-built container vessel of 5,468 TEU currently registered in the ownership of Borrower C with IMO No. 9189342 under the Marshall Islands flag with the name “TASMAN”;

“Ship D” means the 2000-built container vessel of 5,468 TEU currently registered in the ownership of Borrower D with IMO No. 9189354 under the Liberian flag with the name “DIMITRIS Y”;

“Ship E” means the 2000-built container vessel of 5,468 TEU currently registered in the ownership of Borrower E with IMO No. 9189500 under the Liberian flag with the name “IAN H”;

“Shortfall Amount” means an amount (if any) which when aggregated with the excess Earnings applied towards prepayment of part of the Loan during the period commencing on 1 January 2019 and ending on 31 December 2019 pursuant to Clause 8.14 is equal to $1,300,000;

“Subordination Agreement” means (i) an agreement to be made between the creditor under a Permitted Loan, the Borrower or Borrowers who have received credit under such Permitted Loan and the Security Trustee and (ii) the K&T Subordination Agreement;

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006;

“Swap Bank” means ABN AMRO Bank N.V., acting in such capacity through its office at Gustav Mahrerlaan 10, NL-1082 PP, Amsterdam, The Netherlands;

“Swap Exposure” means, as at any relevant date, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by a Borrower to the Swap Bank under (and calculated in accordance with) section 6(e)(i) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions;

“Tasman Borrower” means each of Borrower C, Borrower D and Borrower E that are joint and several borrowers under the Tasman Existing Facility Agreement and, in the plural, means any or all of them;

“Tasman Ship” means each of Ship C, Ship D and Ship E and, in the plural, means all of them;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)

any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 30 days (or within any such longer period as may be requested by the Borrowers and approved by the Agent acting with the authorisation of the Majority Lenders) redelivered to the full control of the Borrower owning that Ship;

(c)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal whose decision or judgement is enforceable; and

(d)

any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within 45 days (or within any such longer period as may be requested by the Borrowers and approved by the Agent acting with the authorisation of the Majority Lenders) redelivered to the full control of the Borrower owning that Ship;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning that Ship with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Tranche” means each of Tranche A and Tranche B;

“Tranche Amount” means, in respect of:

(a)	Tranche A, $ 65,292,500; and

(b)	Tranche B, $17,167,178.29;

“Tranche A” means an amount of $65,292,500 or, as the context may require, the principal amount outstanding in respect of that Tranche A from time to time (as that outstanding amount may be increased by the aggregate PIK Amounts in accordance with Clause 8.1(a)(ii)(A));

“Tranche B” means amount of $17,167,178.29 or, as the context may require, the principal amount outstanding in respect of that Tranche B from time to time;

“Transaction” has the meaning given in the Master Agreement;

“Transaction Security” means the Security Interests created or evidenced or expressed to be created or evidenced under the Finance Documents.

“Transfer Certificate” has the meaning given in Clause 26.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement;

“Value Adjusted Leverage Ratio” has the meaning given to it in the Corporate Guarantee;

“Waiver Period” means the period commencing on the Drawdown Date and ending on (inclusive) 31 December 2019; and

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction of certain terms

In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation (including, but not limited to, any governmental or third party authorisation), consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning the Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines, blocking and trapping, terrorism, piracy and confiscation and all other risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)

on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)

on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	General Interpretation

In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.4 apply unless the contrary intention appears.

1.5	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, subclause and other headings in that and any other Finance Document shall be entirely disregarded.

1.6	Accounting Terms

All accounting terms not specifically defined herein or in any other Finance Document shall be construed in accordance with IFRS and all financial data submitted pursuant to this Agreement or any other Finance Document shall be prepared in accordance with IFRS; Provided however that if the Corporate Guarantor notifies the Agent that it wishes to amend any covenant or any related definition to eliminate the effect of any change in IFRS occurring after the date of this Agreement on the determination of such covenant (or if the Agent notifies the Corporate Guarantor that the Majority Lenders wish to amend the covenants or any related definition for such purpose), then the Corporate Guarantor’s compliance with such covenant shall be determined on the basis of IFRS in effect immediately before the relevant change in IFRS became effective until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Corporate Guarantor and the Majority Lenders Provided that if such notice is not withdrawn or such covenant is not amended within 45 Business Days following the service of such notice then the Corporate Guarantor’s compliance with such covenant shall be determined on the basis of IFRS as in effect at the relevant time.

2	FACILITY

2.1	Amount of facility

Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers a loan facility, in two Tranches, not exceeding in aggregate the amount of $82,459,678.29 and in respect of each Tranche, not exceeding the relevant Tranche Amount in respect of that Tranche.

2.2	Lenders’ participations in Tranches

Subject to the other provisions of this Agreement, each Lender shall participate in each Tranche in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Tranches

The Borrowers undertake with each Creditor Party to use each Tranche only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS

3.1	Interests of Lenders and Swap Bank several

The rights of the Lenders and the Swap Bank under this Agreement and the Master Agreement are several; accordingly:

(a)	each Lender shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement; and

(b)	the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under the Master Agreement,

without joining the Agent, the Security Trustee, any other Lender and the Swap Bank as additional parties in the proceedings.

3.2	Proceedings by individual Lender or Swap Bank

However, without the prior consent of the Majority Lenders, no Lender nor the Swap Bank may bring proceedings in respect of:

(a)	any other liability or obligation of any Borrower or a Security Party under or connected with a Finance Document; or

(b)	any misrepresentation or breach of warranty by any Borrower or a Security Party in or connected with a Finance Document.

3.3	Obligations several

The obligations of the Lenders and the Swap Bank under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender or the Swap Bank to perform its obligations under this Agreement or of the Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)	the obligations of the other Lenders or (as the case may be) the Swap Bank being increased; nor

(b)	any Borrower, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender or the Swap Bank have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement or the Master Agreement.

3.4	Parties bound by certain actions of Majority Lenders

Every Lender, the Swap Bank, each Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document (subject always to Clause 27.2); and

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent

However, each Borrower and each Security Party:

(a)

shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Construction

In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

3.7	Parallel debt

(a)	Each Borrower irrevocably and unconditionally undertakes to pay to the Security Trustee amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(b)	The Parallel Debt of a Borrower:

(i)	shall become due and payable at the same time as its Corresponding Debt;

(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.

(c)	For the purposes of this Clause 3.7, the Security Trustee:

(i)	is the independent and separate creditor of all the Parallel Debt;

(ii)	acts in its own name and not as agent, representative or trustee of the Creditor Parties and its claims in respect of the Parallel Debt shall not be held on trust; and

(iii)

shall have the independent and separate right to demand payment of any or all the Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d)	The Parallel Debt of a Borrower shall be:

(i)	decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and

(ii)	increased to the extent that its Corresponding Debt has increased.

(e)	The Corresponding Debt of a Borrower shall be:

(i)	decreased to the extent that its Parallel Debt has been irrevocable and unconditionally paid or discharged; and

(ii)	increased to the extent that its Parallel Debt has increased,

in each case provided that the Parallel Debt of a Borrower shall never exceed its Corresponding Debt.

(f)

All amounts received or recovered by the Security Trustee in connection with this Clause 3.7, to the extent permitted by applicable law, shall be applied in accordance with Clause 17 (Application of Receipts).

3.8	Lender incorporated or having its registered office in the Federal Republic of Germany

On any matter referred to in Clause 11.20 in respect of which the Lenders are to vote but in respect of which a Lender incorporated or having its registered office in the Federal Republic of Germany to whom Clause 11.20(d) applies shall not vote in accordance with such paragraph:

(a)

for the purposes of determining whether approval of the Majority Lenders is obtained the references in the definition of “Majority Lenders” to 66.66 per cent, of the Total Commitments and to 66.66 per cent, of the Loan shall for this purpose be construed to refer to 66.66 per cent, of the Total Commitments or, as the case may be, the Loan only taking account of the other Commitments of, or as the case may be, the participation in the Loan of, the Lenders and ignoring the Commitment of or, as the case may be, the participation in the Loan of, the Lender incorporated or having its registered office in the Federal Republic of Germany; and an action taken by the Majority Lenders as such definition is modified by this paragraph (a) shall be valid in the applicable circumstances and binding on all parties; and

(b)

for the purposes of determining whether the approval of all Lenders is obtained, all Lenders shall be construed to mean all the other Lenders other than any Lender incorporated or having its registered office in the Federal Republic of Germany and an action taken by all Lenders as modified by this paragraph (b) shall be valid in the applicable circumstances and binding on all the parties of this Agreement.

4	DRAWDOWN

4.1	Request for Tranche

Subject to the following conditions, the Borrowers may request a Tranche to be made available by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Rotterdam time) 2 (two) Business Days prior to the intended Drawdown Date or within such shorter period as the Agent may approve.

4.2	Availability

The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	both Tranches shall be advanced simultaneously on the same Drawdown Date;

(c)	the amount of each Tranche shall not exceed the relevant Tranche Amount; and

(d)	the aggregate amount of the Tranches shall not exceed the Total Commitments.

4.3	Notification to Lenders of receipt of a Drawdown Notice

The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Tranche and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Tranche; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable

A Drawdown Notice must be signed by a duly authorised representative of a Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender on the Drawdown Date under Clause 2.2.

4.6	Disbursement of Tranche

Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrowers shall be made:

(a)	to the account of ABN AMRO Bank N.V. (acting as agent under the Existing Facility Agreement relevant to the Tranche being advanced) which the Borrowers specify in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Tranche to third party

The payment by the Agent under Clause 4.6 shall constitute the making of the Tranche and the Borrowers shall at that time become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender’s Contribution.

5	INTEREST

5.1	Payment of normal interest

Subject to Clause 5.3 and the other provisions of this Agreement, interest on each Tranche or the Loan in respect of each Interest Period applicable thereto shall be paid by the Borrowers on the last day of that Interest Period.

5.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on each Tranche or the Loan in respect of an Interest Period shall be the aggregate of (i) the applicable Margin, (ii) the Mandatory Cost (if any) and (iii) LIBOR for that Interest Period.

5.3	Payment of accrued interest

In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest

The Agent shall notify the Borrowers and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote

A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6	Absence of quotations by Reference Banks

If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant rate of interest in accordance with the following provisions of this Clause 5.

5.7	Market disruption

The following provisions of this Clause 5 apply if:

(a)

no screen rate is quoted in the Screen Rate and the Reference Banks (or, if there is only one Reference Bank at the relevant time, that Reference Bank) do not or, as the case may be, does not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)

at least 1 Business Day before the start of an Interest Period, a Lender may notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to that Lender of funding its respective Contribution (or any part of it) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)

at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption

The Agent shall promptly notify the Borrowers and each of the Lenders and the Swap Bank stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown

If the Agent’s notice under Clause 5.8 is served before a Tranche is made:

(a)	in a case falling within Clauses 5.7(a) or 5.7(b), the Lenders’ obligations to make the Tranche; and

(b)	in a case falling within Clause 5.7(c), the Affected Lender’s obligation to participate in the Tranche,

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10	Negotiation of alternative rate of interest

If the Agent’s notice under Clause 5.8 is served after a Tranche is made, the Borrowers, the Agent, the Lenders or (as the case may be) the Affected Lender and the Swap Bank shall use reasonable endeavours to agree, within 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period, not exceeding 3 months, and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the applicable Margin and the Mandatory Cost (if any) applicable to each Lender’s or (as the case may be) to the Affected Lender’s Contribution in that Tranche; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment

If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.12, the Borrowers may give the Agent not less than 30 days’ notice of their intention to prepay the Loan at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments

A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)

on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin and the Mandatory Cost (if any) applicable to the Affected Lender’s Contribution.

5.15	Application of prepayment

The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods

The first Interest Period applicable to a Tranche shall commence on the Drawdown Date in respect of such Tranche and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods

Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	3 months; or

(b)

in the case of the first Interest Period applicable to the second Tranche drawn, a period ending on the last day of the Interest Period applicable to the first Tranche drawn then current, whereupon all Tranches shall be consolidated and treated as the Loan; or

(c)

such other period requested by the Borrowers to the Agent not later than 11.00 a.m. (Rotterdam time) 2 Business Days before the commencement of the Interest Period as the Agent may, with the authorisation of all the Lenders, agree with the Borrowers.

6.3	Duration of Interest Periods for repayment instalments

In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected

If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than 6 months, any Lender notifies the Agent by 11.00 a.m. (Rotterdam time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts

The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent, above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest

The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date

(but only for any unexpired part of any then current Interest Period applicable to it); and

(b)

the aggregate of the applicable Margin and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)

if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates

The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph 7.3(b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreement

For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Transaction as to which section 2(e) (Default Interest and Compensation) of the Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment instalments

The Borrowers shall repay:

(a)	Tranche A by:

(i)	4 equal consecutive quarterly instalments in the amount of $1,125,000 each (each a “Repayment Instalment”); and

(ii)

a balloon instalment in the amount of $60,792,500 (as such amount may be adjusted in accordance with Clause 8.10(b), the “Tranche A Balloon Instalment”) (as such amount may be reduced pursuant to Clause 8.14 (Prepayment out of excess Earnings) and 8.15 (Additional mandatory prepayment event),

Provided that:

(A)

if on each PIK Calculation Date the Security Cover Ratio at that date is less than 130 per cent., the principal amount outstanding under Tranche A (and respectively under the Loan) shall be increased on that PIK Calculation Date by an amount equal to the PIK Amount and the Tranche A Balloon Instalment shall be increased accordingly; and

(B)	the Tranche A Balloon Instalment may be further increased or reduced in accordance with Clause 8.10(b); and

(b)	Tranche B by one balloon instalment in the amount of $17,167,178.29 (the “Tranche B Balloon Instalment” and together, the “Balloon Instalments” and each a “Balloon Instalment”).

8.2	Repayment Dates

(a)

In respect of Tranche A, the first Repayment Instalment shall be repaid on 31 March 2020, each subsequent Repayment Instalment shall be repaid at three-monthly intervals thereafter and the last Repayment Instalment for Tranche A together with the Tranche A Balloon Instalment in respect thereof shall be repaid not later than the relevant Final Maturity Date; and

(b)	In respect of Tranche B, the Tranche B Balloon Instalment in respect thereof shall be repaid on the relevant Final Maturity Date.

8.3	Final Repayment Date

On the later Final Maturity Date, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment

Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period.

8.5	Conditions for voluntary prepayment

The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $250,000 or a higher integral multiple of $250,000;

(b)

the Agent has received from the Borrowers at least (i) 15 Business Days’ prior written indicative notice and (ii) 10 Business Days’ prior written confirmative and irrevocable notice, in each case specifying the amount to be prepaid and the date on which the prepayment is to be made (such date shall be the last day of the Interest Period then current);

(c)

the Borrowers have provided evidence satisfactory to the Agent that any consent required by any Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects any Borrower or any Security Party has been complied with; and

(d)	the Borrowers have complied with Clause 8.12 on or prior to the date of prepayment under Clauses 8.4 and 8.5.

8.6	Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5.

8.8	Mandatory prepayment

The Borrowers shall be obliged to prepay the Relevant Amount (subject to Clauses 8.9 and 8.12) if a Ship is sold (including, without limitation, if it is sold for scrap) or becomes a Total Loss:

(a)

in the case of a sale, on the earlier of (a) the date on which the sale is completed by delivery of that Ship to the buyer and (b) the date of receipt by the relevant Borrower or the Security Trustee of the sale proceeds relating to such Ship, any such sale shall be subject to the prior written consent (such consent not to be unreasonably withheld) of the Agent (acting with the authorisation of all Lenders) if an Event of Default has occurred and is continuing on the date of the Borrowers’ request to sell that Ship and/or on the date of the sale of that Ship (prior to the transfer of ownership to the buyer and to the discharge of the relevant Mortgage); or

(b)

in the case of a Total Loss, on the earlier of (a) the date falling 120 days after the Total Loss Date and (b) the date of receipt by the Security Trustee of the proceeds of insurance or the Requisition Compensation relating to such Total Loss.

In this Clause 8.8, “Relevant Amount” means:

(i)

in respect of a sale of Ship A or any of the Tasman Ships which has been initiated by the Lenders in accordance with Clause 11.25 (Sale of Ship A) or Clause 11.27 (Sale of Tasman Ships), as applicable, and, at the time of the sale of Ship A or any of the Tasman Ships, Ship B is no longer a Mortgaged Ship, the total amount of sale proceeds of Ship A or such Tasman Ship or Tasman Ships being sold; and

(ii)	in respect of any other sale or Total Loss of either Ship A or, subject to Clause 8.10(b), any of the Tasman Ships, which has not been initiated in the manner described under paragraph (i) above:

(A)

in the event that Ship B is, at the time of such Total Loss or sale, a Mortgaged Ship, the total amount of sale or, as the case may be, insurance proceeds of the Ship being sold or having become a Total Loss; and

(B)

in the event that Ship B is, at the time of such Total Loss or sale, no longer a Mortgaged Ship (and, in respect of a sale or Ship A, should that sale have been initiated by Borrower A and at such Borrower A’s discretion), the greater of (a) the total amount of sale or, as the case may be, insurance proceeds of that Ship being sold or having become a Total Loss and (b) the total amount which after the application of prepayment to be made pursuant to this Clause 8.8, results in the Security Cover Ratio being equal to (i) for the duration of the Waiver Period (A) from the Drawdown Date until 31 December 2017, 105 per cent, (B) from 1 January 2018 until 31 December 2018, 120 per cent. and (C) from 1 January 2019 until 31 December 2019, 125 per cent., and (ii) after the duration of the Waiver Period, the percentage required pursuant to Clause 15.1 (Minimum required security cover);

(iii)

in respect of a sale or Total Loss of Ship B, the greater of (i) the total amount of sale or, as the case may be, insurance proceeds of that Ship and (ii) the total amount which after the application of prepayment to be made pursuant to this Clause 8.8, results in the Security Cover Ratio being equal to (A) for the duration of the Waiver Period (i) from the Drawdown Date until 31 December 2017, 105 per cent., (ii) from 1 January 2018 until 31 January 2018, 120 per cent, and (iii) from 1 January 2019 until 31 December 2019, 125 per cent. and (B) after the duration of the Waiver Period, the percentage required pursuant to Clause 15.1 (Minimum required security cover).

8.9	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.10	Application of partial prepayment

(a)	Each partial prepayment made pursuant to:

(i)

Clause 8.4 shall be applied first against the Balloon Instalment of the Tranche being prepaid as specified in Clause 8.1 and then against the then outstanding Repayment Instalments (in the case of Tranche A) in inverse order of maturity;

(ii)

Clause 8.8 shall be applied in repayment of the Tranche relevant to the Ship which has been sold or has become a Total Loss, first in or towards the relevant Balloon Instalment under such Tranche and subsequently, in the case of Tranche A, in or towards the then outstanding Repayment Instalments in inverse order of maturity, and any balance shall be applied against the remaining Tranche, first in or towards the relevant Balloon Instalment and, in the case of Tranche A, subsequently in or towards the then outstanding Repayment Instalments in inverse order of maturity; and

(b)	If following the disposal of the last of the Tasman Ships, the aggregate sale proceeds (or, in the case of Total Loss, the aggregate insurance proceeds) arising from such disposals (or Total Loss) is:

(i)	greater than $17,167,178.29, then any such excess amount shall be applied in or towards prepayment of the Tranche A Balloon Instalment; and

(ii)

less than $17,167,178.29, then an amount equal to such shortfall shall be added to the Tranche A Balloon Instalment and the amount of the Tranche A Balloon Instalment set out in Clause 8.1 shall be adjusted accordingly.

8.11	No reborrowing

No amount repaid or prepaid may be reborrowed.

8.12	Unwinding of Designated Transactions

On or prior to any repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, each Borrower shall, on a joint and several basis, wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

8.13	Mandatory Prepayment in case of Change of Control

If a Change of Control occurs, the Agent may, and on the instructions of all the Lenders shall, serve on the Borrowers a notice demanding the Borrowers to prepay the Loan and all other amounts then outstanding under the Finance Documents and upon receipt of which:

(a)	the Borrowers shall be obliged to prepay the Loan and pay all other amounts then outstanding under the Finance Documents in full within 15 days; and

(b)

any obligations of the Lenders to the Borrowers under this Agreement (including without limitation the obligation to make available the Loan) shall terminate and any undrawn Commitments shall be cancelled.

In this Clause 8.13 “Change of Control” means if any of the following occurs in relation to the Borrowers or the Corporate Guarantor (as applicable):

(i)

subject to paragraph (ii) below, without the prior consent of the Lenders, a change has occurred after the date of this Agreement in the direct or ultimate, legal or beneficial ownership of any of the limited liability company interests in any of the Borrowers or in the direct or ultimate control of the voting rights attaching to any of those interests; or

(ii)

other than in the case of any initial public offering of the limited liability company interests of the Corporate Guarantor on any stock exchange (with the Agent’s prior written consent (to be given with the authorisation of the Majority Lenders) such consent not to be unreasonably withheld)) the members disclosed to the Agent prior to the date of this Agreement as owning the whole of the limited liability interests of the Corporate Guarantor cease to own in aggregate at least 50 per cent, of the limited liability company interests (with a right to vote) of the Corporate Guarantor; or

(iii)	Mr George Giouroukos ceases to have a key position (as determined by the Agent, acting on the instructions of all the Lenders) in the executive management of the Corporate Guarantor; or

(iv)	any Borrower ceases to be a wholly-owned subsidiary of the relevant Shareholder.

8.14	Prepayment out of excess Earnings

If on an Excess Cash Flow Date, the aggregate of the daily Earnings of the Mortgaged Ships (for the avoidance of doubt, not inclusive of any commission or brokerage fees which are not otherwise included in the Operating Expenses of such Mortgaged Ships and are payable to a third party) for the preceding Cash Sweep Period exceeds the aggregate of:

(a)	the aggregate of the Operating Expenses in respect of the Ships for that Cash Sweep Period; and

(b)

the sums incurred by the Borrowers in respect of the payment of principal of, and accrued interest on, the Loan pursuant to this Agreement and any sums paid by the Borrowers pursuant to the Master Agreement (the “Debt Service”), during such three-month period ending on the last day of that Cash Sweep Period; and

(c)

the aggregate Minimum Liquidity Amount held in the Borrowers’ Earnings Accounts in respect of all Mortgaged Ships (plus any amounts necessary to cover any shortfall on the aggregate Minimum Liquidity Amount), the Borrowers shall pay such excess amount (the “Excess Cash Flow”), as evidenced in the relevant Excess Cash Flow Notice, to the Agent, on the next Repayment Date falling due after receipt of such relevant Excess Cash Flow Notice (and, during the Waiver Period, at the end of the next Interest Period after receipt of such relevant Excess Cash Flow Notice), such amount shall be applied (notwithstanding anything to the contrary provided in Clause 8.10 hereof) in prepayment of the outstanding Repayment Instalments and Balloon Instalments in order of maturity.

In this Cause 8.14:

“Cash Sweep Period” means, in relation to each Ship, each three-month period commencing on 1 January, 1 April, 1 July and 1 October in each financial year of the Borrowers, during the period commencing on 1 July 2017 and at all times thereafter.

“Excess Cash Flow Date” means the last day of each Cash Sweep Period; and

“Excess Cash Flow Notice” means a certificate to be provided by the Borrowers to the Agent within 45 days from each Excess Cash Flow Date evidencing the Excess Cash Flow available on such date.

8.15	Additional mandatory prepayment event

If the aggregate of the excess Earnings applied in prepayment of the Loan pursuant to Clause 8.14 above is less than $1,300,000 for the duration of the period commencing on 1 January 2019 until the Cash Sweep Period ending on 31 December 2019, the Corporate Guarantor shall procure that part of the shareholders’ equity (as provided in Schedule 3, Part B, paragraph 6 and clause 11.29 of the Corporate Guarantee) is injected, and the Borrowers shall be obliged to utilise such equity to prepay the Shortfall Amount to the Lenders on the next Repayment Date falling due after receipt of the Excess Cash Flow Notice relevant to that Cash Sweep Period. Such Shortfall Amount shall be applied in or towards prepayment of the then outstanding Repayment Instalments and Balloon Instalments in order of maturity.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default

Each Lender’s obligation to contribute to a Tranche is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)

that, on the Drawdown Date but prior to the making of any Tranche to be advanced on the Drawdown Date, the Agent receives or is satisfied that it will receive on the making of such Tranche the documents described in Part B of Schedule 3 in form and substance satisfactory to it and its lawyers;

(c)	that both at the date of each Drawdown Notice and at the Drawdown Date:

(i)

no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Tranche (excluding, for the Refinancing Period up until the Refinancing Date, any Events of Default having occurred and being continuing in connection with and under the Existing Facility Agreement);

(ii)

the representations and warranties in Clause 10 and those of any Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and

(iv)	there has been no Material Adverse Change; and

(v)

that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to the Drawdown Date.

9.2	Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit a Tranche to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 10 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General

Each Borrower represents and warrants to each Creditor Party as follows.

10.2	Status

Each Borrower is a limited liability company duly formed and validly existing in good standing under the laws of the Marshall Islands.

10.3 Limited Liability Company Interests and ownership

As of the date of this Agreement, each Borrower is authorized to issue 500 limited liability company interests, all of which have been issued to the relevant Shareholder and are owned free of any Security Interest or other claim except, during the Existing Indebtedness Grace Period, for Security Interests created under the Existing Facility Agreement and for the Security Interests created in favour of the Security Trustee under the Finance Documents.

10.4	Limited Liability Company power

Each Borrower has the limited liability capacity, and has taken all limited liability company action and obtained all consents necessary for it:

(a)	to carry out its business carried on or to be carried out by it and own its assets owned or to be owned by it;

(b)	to execute the Finance Documents to which that Borrower is a party; and

(c)

to borrow under this Agreement, to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party.

10.5	Consents in force

All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests

The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	are in full force and effect;

(b)	constitute that Borrower’s legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(c)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to the Legal Reservations.

10.7	No third party Security Interests

Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which a Borrower is a party:

(a)	each Borrower which is a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)

no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts

The execution by each Borrower of each Finance Document to which it is a party, and the borrowing by that Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any applicable law or regulation; or

(b)	the constitutional documents of that Borrower; or

(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets,

which in each case has, or could reasonably be expected to have, a Material Adverse Effect.

10.9	No withholding taxes

All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction. No Finance Document is subject to any filing or stamp duty in any Pertinent Jurisdiction.

10.10	No default

No Event of Default (excluding, for the duration of the Refinancing Period up until the Refinancing Date, any Events of Default having occurred and being continuing in connection with and under the Existing Facility Agreement) has occurred and is continuing.

10.11	Information

All information which has been provided in writing by or on behalf of the Borrowers or any Security Party or K&T Marine to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no Material Adverse Change.

10.12	No litigation

Other than as previously disclosed to the Agent, no legal or administrative action against any Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to any Borrower’s knowledge, is likely to be commenced or taken which legal or administrative action has or could reasonably be expected to have a Material Adverse Effect.

10.13	Compliance with certain undertakings

At the date of this Agreement, the Borrowers are in compliance with Clauses 11.2, 11.4, 11.9, 11.13 and 11.20.

10.14	Taxes paid

Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship owned by it.

10.15	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Approved Managers and the Ships have been complied with.

10.16	No money laundering; anti-bribery

(a)

Without prejudice to the generality of Clause 2.3, in relation to the borrowing by each Borrower, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which each Borrower is a party, each Borrower confirms (i) it is acting for its own account; (ii) it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive (2005/60/EC) of the European Parliament and of the Council).

(b)	Each Borrower will promptly inform the Agent by written notice, if it is not or ceases to be the beneficiary and will provide in writing the name and address of the beneficiary.

(c)	The Agent shall promptly notify the Lenders of any written notice it receives under this Clause 10.16.

10.17	No immunity

None of the Borrowers, nor any of their assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit attachment prior to judgement, execution or other enforcement).

10.18	Pari passu ranking

The obligations of each Borrower, each Security Party and K&T Marine under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

10.19	Patriot Act and anti-terrorism laws

To the extent applicable each Borrower is in compliance with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act and Executive Order No. 13224 on Terrorist Financing, effective 24 September 2001. No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.20 Repetition

The representations and warranties in this Clause 10 shall be deemed to be repeated by the Borrowers:

(a)	on the date of service of each Drawdown Notice;

(b)	on the Drawdown Date; and

(c)

with the exception of Clauses 10.9, 10.10, 10.11 and 10.12, on the first day of each Interest Period and on the date of any Compliance Certificate issued pursuant to clause 11.20 of the Corporate Guarantee, as if made with reference to the facts and circumstances existing on each such day.

11	GENERAL UNDERTAKINGS

11.1	General

Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing (and in the case of Clauses 11.3 and 11.13 such permission not to be unreasonably withheld or delayed).

11.2	Title; negative pledge

Each Borrower will:

(a)

hold the legal title to, and own the entire beneficial interest in the Ship owned by it, her Insurances and Earnings, free from all Security Interests (except during the Existing Indebtedness Grace Period Security Interests created under the Existing Facility Agreement) and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests;

(b)

not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to, that Borrower’s rights against the Swap Bank under the Master Agreement or all or any part of that Borrower’s interest in any amount payable to that Borrower by the Swap Bank under the Master Agreement); and

(c)

procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured and unsubordinated liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets

None of the Borrowers will transfer, lease or otherwise dispose of (without the Agent’s prior written consent, but always subject to Clause 8.8(a) of this Agreement):

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of a Ship as to which Clause 14.12 applies.

11.4	No other liabilities or obligations to be incurred

None of the Borrowers will incur any liability or obligation, including, without limitation, giving or allowing to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Borrower assumes any liability of any other person, except:

(a)	liabilities and obligations under the Existing Facility Agreement (up until the Drawdown Date) and the Finance Documents to which it is a party;

(b)	liabilities or obligations reasonably incurred in the normal course of its business of trading, operating and chartering the Ship owned by it;

(c)	in respect of the Designated Transactions; and

(d)	liabilities or obligations under any Permitted Loans.

11.5	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements

Each Borrower will send or procure that are sent to the Agent:

(a)

as soon as available, but in no event later than 180 days after the end of each Financial Year of the Corporate Guarantor, the annual audited (consolidated in respect of the Corporate Guarantor) financial statements of the Corporate Guarantor for that Financial Year (commencing with the financial statements for the year ended 31 December 2016);

(b)

as soon as available, but in no event later than 90 days after the end of the 6-month period ending on 30 June in each Financial Year of the Corporate Guarantor and each Borrower, the unaudited (consolidated in respect of the Corporate Guarantor) financial statements of the Corporate Guarantor and each Borrower in respect of the preceding 6-month period (commencing with the 6-month period ending 30 June 2017) which are certified as to their correctness by an authorised officer of the Corporate Guarantor and each Borrower (as the case may be);

(c)

as soon as available, but in no event later than 60 days after the end of the 3-month period ending on 30 September and 31 March in each Financial Year of the Corporate Guarantor and each Borrower, the unaudited (consolidated in respect of the Corporate Guarantor) financial statements of the Corporate Guarantor and each Borrower in respect of the preceding 3-month period (commencing with the 3-month period ending 30 June 2017) which are certified as to their correctness by an authorised officer of the Corporate Guarantor and each Borrower (as the case may be);

(d)

at the end of each 3-month period in each Financial Year of the Borrowers (commencing with the 3-month period ending on 30 June 2017), the PIK Compliance Certificate (together with the set of valuations to determine the Market Value of each Ship and the PIK Amount, such set of valuations to be provided on a semi-annual basis commencing with the 3-month period ending on 31 March 2017 and thereafter, at the option of the Borrowers, as provided for and in accordance with the provisions of Clause 15.8) which is to be certified as to its correctness by an authorised officer of the Borrowers;

(e)

on or prior to the 10th Business Day of each quarter in each Financial Year of the Corporate Guarantor (commencing with the quarter starting on 1 July 2017), a cash flow forecast in an Agreed Form evidencing all anticipated income and expenses in respect of the Fleet Vessels and the aggregate cash balances held or to be held by members of the Group in restricted and unrestricted accounts on a consolidated and projected basis for the 12-week period commencing as from the date on which the cash flow forecast is determined; and

(f)

promptly after each request by the Agent, such further information regarding the financial condition, business and operation of the Borrowers, the Ships and the Corporate Guarantor as the Agent may reasonably require, and each Borrower shall, and shall procure that the Corporate Guarantor shall, ensure that all cash flow forecasts of the Corporate Guarantor received pursuant to paragraph (e) of this Clause for the duration of the Waiver Period shall evidence a positive balance in respect of the Group for that Financial Year that is satisfactory to the Agent.

11.7	Form of financial statements

All accounts delivered under Clause 11.6 will:

(i)

be prepared in accordance with all applicable laws and IFRS consistently applied and, in respect of the Corporate Guarantor, financial reference periods consistent with those applied in preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in IFRS, the accounting practices or reference periods and its auditors deliver to the Agent:

(A)	a description of any change necessary for those financial statements to reflect the IFRS, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(B)

sufficient information, upon request by the Agent, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 11.19 of the Corporate Guarantee has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in the Corporate Guarantee to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared;

(b)

give a true and fair view of the state of affairs of the relevant Borrower and the Corporate Guarantor at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the relevant Borrower and the Corporate Guarantor.

11.8	Shareholder and creditor notices

Upon the occurrence of an Event of Default each Borrower will send to the Agent, at the same time as they are despatched, copies of all communications which are despatched to that Borrower’s members or creditors or any class of them.

11.9	Consents

Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for that Borrower to perform its obligations under any Finance Document to which it is a party;

(b)	for the validity or enforceability under any Finance Document to which it is a party; and

(c)	for that Borrower to continue to own and operate the Ship owned by it,

and that Borrower will comply with the terms of all such consents.

11.10	Maintenance of Security Interests

Each Borrower will:

(a)	at its own cost, do all that it is necessary to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)

without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation

Each Borrower will provide the Agent with details of any legal or administrative action involving that Borrower or the Ship owned by it, the Earnings or the Insurances or either Shareholder as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any relevant Finance Document and the Borrowers shall procure that reasonable measures are taken to defend any such legal or administrative action.

11.12	No amendment to Master Agreement

None of the Borrowers will agree to any amendment or supplement to, or waive or fail to enforce, the Master Agreement or any of its provisions.

11.13	Principal place of business

Each Borrower will maintain a place of business, and keep its corporate documents (or copies thereof) and records (or copies thereof), at the address stated in Clause 28.2(a); and none of the Borrowers will establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than Greece and, in respect of the Corporate Guarantor, the United States of America.

11.14	Confirmation of no default

Each Borrower will, within 5 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by the authorised representative or senior officer of that Borrower and which:

(a)	states that no Potential Event of Default or Event of Default has occurred and is continuing; or

(b)	states that no Potential Event of Default or Event of Default has occurred and is continuing, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.14 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent, of the Loan or (if no Tranches have been made) Commitments exceeding 10 per cent, of the Total Commitments; and this Clause 11.14 does not affect the Borrowers’ obligations under Clause 11.15.

11.15	Notification of default

Each Borrower will notify the Agent as soon as that Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will keep the Agent fully up-to-date with all developments.

11.16	Provision of further information

(a)	Each Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(i)

to the Borrowers, the Group, the Ships, the other Fleet Vessels, their Insurances or their Earnings (including, but not limited to, any sales or purchases of any Fleet Vessels, the incurrence of Financial Indebtedness by members of the Group, the refinancing or restructuring of any loan or credit facilities to which any members of the Group are a party (to the extent permitted to disclose information under the terms of such loan or credit facilities) as the Agent may reasonably require; or

(ii)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent, the Security Trustee or any Lender at any time; and

(b)

Each Borrower will immediately notify the Agent if, prior to the delivery of the Compliance Certificate pursuant to clause 11.20 of the Corporate Guarantee, it becomes aware that the financial covenants included in clause 11.19 of the Corporate Guarantee will not be complied with.

11.17	Provision of copies and translation of documents

Each Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrowers will provide a certified English translation prepared by a translator approved by the Agent.

11.18	Minimum Liquidity

Each Borrower undertakes to maintain in its Earnings Account from the Drawdown Date of the Tranche related to its Ship and at all times thereafter throughout the Security Period, a credit balance of not less than $500,000 (the “Minimum Liquidity Amount”).

11.19	“Know your customer” checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of any Borrower, any Shareholder or any Approved Manager after the date of this Agreement; or

(c)

a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents, including without limitation obtaining, verifying and recording certain information and documentation that will allow the Agent and each of the Lenders to identify each of the Borrowers, the Shareholders and the Approved Managers (as the case may be) in accordance with the requirements of the PATRIOT Act.

11.20	Sanctions and compliance with laws

(a)	Compliance with laws

Each Borrower shall, and shall procure that the Corporate Guarantor and each other member of the Group and each Affiliate of any of them shall, comply in all respect with all Sanctions.

(b)	Sanctions

(i)

Each Borrower undertakes that it, and shall procure that the Corporate Guarantor and any other member of the Group or any Affiliate of any of them, or any director, officer, agent, employee or person acting on behalf of the foregoing, is not a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person.

(ii)

Each Borrower shall not, and shall procure that neither the Corporate Guarantor nor any other member of the Group or any Affiliate of any of them shall not, use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Creditor Parties.

(iii)

Each Borrower shall, and shall procure that the Corporate Guarantor shall, procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with any Creditor Party in its name or in the name of any Borrower, the Corporate Guarantor or any other member of the Group or any Affiliate of any of them.

(iv)

Each Borrower shall, and shall procure that the Corporate Guarantor and each other member of the Group shall, to the extent permitted by law promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

(c)	Use of proceeds

The Borrowers shall not, and shall procure that neither the Corporate Guarantor nor any other member of the Group and any Affiliate of any of them shall not, permit or authorise any other person to, directly or indirectly, make available, all or any part of the proceeds of the Loan or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (a) involving or for the benefit of any Restricted Person; or (b) in any other manner that could result in any Borrower, the Corporate Guarantor or a Creditor Party being in breach of any Sanctions or becoming a Restricted Person.

(d)

Each party to this Agreement acknowledges and agrees that the Borrower does not undertake under paragraphs (a) to (c) (inclusive) above in favour of any Lender incorporated or having its registered office in the Federal Republic of Germany and no such Lender shall have any right thereunder and shall be deemed not to be a party to the provisions of this Clause 11.20.

11.21	Subordination and assignment of Permitted Loans

Each Borrower shall cause (i) all Permitted Loans to be fully subordinated to the Secured Liabilities and (ii) any creditor’s rights under any such Permitted Loans to any Borrower(s) to be assigned in favour of the Creditor Parties.

11.22	Ownership

Each Borrower shall procure that there is no change in the legal ownership of its limited liability company interests throughout the Security Period.

11.23	Employees and ERISA Compliance

None of the Borrowers shall employ any individuals (other than the master and crew members of the Ship), or sponsor, maintain or become obligated to contribute to any Plan. Each Borrower shall provide prompt written notice to the Agent in the event that that Borrower becomes aware that it has incurred or is reasonably likely to incur any liability with respect to any Plan, that, individually or in the aggregate with any other such liability, would be reasonably expected to have a Material Adverse Effect.

11.24	Further assurance

(a)

Each Borrower shall, and shall procure that each Security Party will, promptly, and in any event within the time period specified by the Security Trustee do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Security Trustee may specify (and in such form as the Security Trustee may require in favour of the Security Trustee or its nominee(s)):

(i)

to create, perfect, vest in favour of the Security Trustee or protect the priority of the Security Interest or any right of any kind created or intended to be created under or evidenced by the Finance Documents to which such Security Party is a party (which may include the execution of a mortgage, charge, assignment or other Security Interest over all or any of the assets which are, or are intended to be, the subject of the Finance Documents) or for the exercise of any rights, powers and remedies of the Security Trustee, any receiver or the Creditor Parties provided by or pursuant to the Finance Documents or by law;

(ii)

to confer on the Security Trustee or confer on the Creditor Parties Security Interests over any property and assets of that Borrower or Security Party (as the case may be) located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Finance Documents;

(iii)

to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Finance Documents or to exercise any power specified in any Finance Document in respect of which the Security Interest has become enforceable; and/or

(iv)	to enable or assist the Security Trustee to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.

(b)

Each Borrower shall, and shall procure that each other Security Party shall, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Trustee or the Creditor Parties by or pursuant to the Finance Documents to which such Borrower or Security Party is a party.

(c)

At the same time as a Borrower delivers to the Security Trustee any document executed by itself or another Security Party pursuant to this Clause, that Borrower shall deliver, or shall procure that such other Security Party will deliver, to the Security Trustee a certificate signed by two of that Borrower’s or Security Party’s directors or officers which shall:

(i)	set out the text of a resolution of that Borrower’s or Security Party’s directors specifically authorising the execution of the document specified by the Security Trustee; and

(ii)

state that either the resolution was duly passed at a meeting of the directors validly convened and held, throughout which a quorum of directors entitled to vote on the resolution was present, or that the resolution has been signed by all the directors or officers and is valid under that Borrower’ or Security Party’s articles of association or other constitutional documents.

11.25	Sale of Ship A

At any time after the Security Cover Ratio has become less than the Applicable Percentage, each Borrower undertakes the following (on the instructions of all the Lenders after consultation with the Borrowers):

(a)

to take all necessary actions in order to market Ship A for sale immediately upon receipt of the Lenders’ instructions including, without limitation, closely monitoring the market and liaising with brokers;

(b)

on a best efforts basis, to ensure that Ship A is sold for cash on normal commercial arm’s length terms to a buyer and for a purchase price, each reasonably acceptable to the Agent in its consideration of the market standards prevailing at that time (acting on the instructions of the Lenders);

(c)

to keep the Agent regularly updated (quarterly and at any other time upon the Agent’s request) regarding the sale process of Ship A and to advise the Agent promptly of any offers received (including, without limitation, the price offered, the identity of the buyer, the main terms of any offers and the process of the negotiations), such updates to be satisfactory to the Lenders;

(d)

in the event of the sale of Ship A being agreed, on a best efforts basis, to ensure that (i) the memorandum of agreement is signed between Borrower A and the buyer for the sale of Ship A and (ii) that the sale of Ship A is successfully completed and Ship A is irrevocably and unconditionally delivered to the relevant buyer within a time frame reasonably set out by the Agent at that time; and

(e)

on a best efforts basis, to send to the Agent a certified copy of the memorandum of agreement (and any addenda or supplemental agreements applicable thereto) made between Borrower A and the buyer in respect of the sale of Ship A, promptly after the execution of such document.

Any partial prepayment made pursuant to this Clause shall be applied in such order as set out in Clause 8.10(a)(ii).

11.26	Most favoured nation clause

Each Borrower undertakes to procure that, (i) during the Waiver Period in respect of items listed in sub-paragraphs (b), (d) and (f) and (ii) throughout the duration of the Security Period in respect of items listed in sub-paragraphs (a), (c) and (e), the Creditor Parties shall receive no less favourable treatment under this Agreement than that provided or to be provided under any Group Facility Agreement (by way of amendment or supplement to, or refinancing of, that Group facility Agreement) in relation to:

(a)	any amendment to a maturity date under any such Group Facility Agreement as a result of which the maturity date will fall before 31 December 2020;

(b)	the existence of any amortization principal payment profile/schedule until 31 December 2019 (inclusive);

(c)	the provisions relevant to the calculation of the Excess Cash Flow and generally the cash sweep mechanism;

(d)	the waiver of the security cover ratio at the Borrowers’ level;

(e)	the financial covenants relevant to the Value Adjusted Leverage Ratio, Book Leverage Ratio and minimum Net Worth of the Corporate Guarantor; and

(f)

any increase to the aggregate of any amounts to be paid in respect of interest solely related to margin (howsoever defined) for the duration of the Waiver Period (calculated as at the date of that Group Facility Agreement).

Accordingly, should any member of the Group or the Corporate Guarantor provide to any other creditor more favourable treatment in relation to (a) to (f) above (and, in relation to subparagraphs (b), (d) and (f) for the duration of the Waiver Period) than those which the Creditor Parties have been provided with under this Agreement or any other Finance Document, each Borrower shall promptly advise the Agent of those arrangements and covenants and shall, upon the Agent’s request, enter into such documentation supplemental to the Finance Documents as the Lenders may require in order to achieve parity with the creditors under such relevant Group Facility Agreement.

11.27	Sale of Tasman Ships

Each Borrower undertakes to:

(i)	to take all necessary actions in consultation with the Lenders, in order to market each Tasman Ship for sale including, without limitation, closely monitoring the market and liaising with brokers;

(ii)

on a best efforts basis, ensure that each Tasman Ship is sold for cash on normal commercial arm’s length terms to a buyer and for a purchase price, each reasonably acceptable to the Agent after taking consideration of the market conditions prevailing at any relevant time (acting on the instructions of the Lenders);

(iii)

keep the Agent regularly updated (at least quarterly and at any other time upon the Agent’s reasonable request) regarding the sale process of each Tasman Ship and to advise the Agent promptly of any offers received (including, without limitation, the price offered, the identity of the buyer, the main terms of any offers and the process of the negotiations), such updates to be satisfactory to the Lenders; and

(iv)

in the event that an opportunity acceptable to the Borrowers and the Lenders arises for the sale of a Tasman Ship, on a best efforts basis, ensure that (i) the memorandum of agreement is signed between the Borrower being the owner of that Tasman Ship and the buyer for the sale and purchase of that Tasman Ship and to send to the Agent a certified copy of the memorandum of agreement (and any addenda or supplemental agreements applicable thereto) promptly after the execution of the same and (ii) the sale of that Tasman Ship is successfully completed and that such Tasman Ship is irrevocably and unconditionally delivered to the relevant buyer.

12	CORPORATE UNDERTAKINGS

12.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing (such permission not to be unreasonably withheld or delayed).

12.2	Maintenance of status

Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of The Marshall Islands.

12.3	Negative undertakings

None of the Borrowers will:

(a)	change the nature of its business; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of its limited liability company interests at any time;

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in that Borrower’s limited liability company interests or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms’ length;

(d)	open or maintain any account with any bank or financial institution except accounts with the Agent for the purposes of the Finance Documents;

(e)	issue, allot or grant any person any limited liability company interests other than the relevant Shareholder;

(f)

acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than the Designated Transactions;

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation or any form of acquisition, including any joint venture (save for an IPO);

(h)	change its constitutional documents; or

(i)	acquire any vessel other than the Ship owned by it.

13	INSURANCE

13.1	General

Each Borrower also undertakes with each Creditor Party to comply (while that Ship owned by it is subject to a Mortgage) with the following provisions of this Clause 13 from the Drawdown Date and at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including increased value, hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks (including excess war risk P&I cover); and

(d)

any other risks (other than loss of hire) against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Borrower to insure and which are specified by the Security Trustee by notice to that Borrower.

13.3	Terms of obligatory insurances

Each Borrower shall effect such insurances:

(a)	in Dollars;

(b)

in the case of fire and usual marine risks and war risks, in such amount as shall from time to time be approved by the Security Trustee but in any event in an amount not less than the greater of (i) an amount which when aggregated with the insured aggregate value of the other Ships, 120 per cent, of the Loan and (ii) the aggregate Market Value of the Mortgaged Ships;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry;

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)	on such terms as shall from time to time be approved in writing by the Security Trustee (including, without limitation, a blocking and trapping clause);

(f)	on approved terms; and

(g)

through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3, each Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named assured and the Approved Manager so co-assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(ii)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(iii)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(iv)

in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)

whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if that Borrower fails to do so.

13.5	Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 14 days (or such other shorter period as the Agent may approve) before the expiry of any obligatory insurance effected by it:

(b)

notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(c)	obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(d)

at least 5 Business Days (or such other shorter period as the Agent may approve) before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(e)

procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)

they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)

they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee;

(c)

where required to be issued under the terms of insurance/indemnity provided by a Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Borrower in accordance with the requirements of such protections and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums

Each Borrower shall punctually (or shall procure that the Approved Managers of its Ship) pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances

None of the Borrowers shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)

each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)

none of the Borrowers shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)

each Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)

none of the Borrowers shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances

None of the Borrowers shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13	Settlement of claims

None of the Borrowers shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications

Each Borrower shall provide the Security Trustee, promptly following the request of the Agent, copies of all written communications between that Borrower and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(d)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls;

(e)

any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances; and

(f)	a claim under any obligatory insurances of the Ship.

13.15	Provision of information

In addition, each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 or dealing with or considering any matters relating to any such insurances,

and the Borrowers shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee’s interest marine insurance and additional perils insurance

The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest marine insurance and mortgagee’s interest additional perils insurance in an amount not less than 120 per cent, of the Loan on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and each Borrower shall upon demand fully indemnify the Creditor Parties in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17	Review of insurance requirements

Upon the occurrence of an Event of Default, the Security Trustee shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Security Trustee, significant and capable of affecting the Borrowers, the Ships and their Insurances (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which each Borrower may be subject), and may appoint insurance consultants in relation to this review at the cost of the relevant Borrower.

13.18	Modification of insurance requirements

The Security Trustee shall notify the Borrowers of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Security Trustee reasonably consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the relevant Borrower as an amendment to this Clause 13 and shall bind that Borrower accordingly.

13.19	Compliance with mortgagee’s instructions

The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Borrower owning that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18.

14	SHIP COVENANTS

14.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 from the Drawdown Date and at all times during the Security Period (except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit in writing

(and in case of Clauses 14.2, 14.3(b), 14.5 and 14.12(e), such permission not to be unreasonably withheld or delayed).

14.2	Ship’s name and registration

Each Borrower shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship owned by it.

14.3	Repair and classification

Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)

so as to maintain the highest class free of overdue recommendations and conditions with a first-class classification society which is a member of IACS acceptable to the Agent (such acceptance not to be unreasonably withheld);

(c)

so as to comply with all laws and regulations applicable to vessels registered at ports in the applicable Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Modification

None of the Borrowers shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.5	Removal of parts

None of the Borrowers shall remove any material part of any Ship, or any item of equipment installed on, any Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the relevant Ship the property of the relevant Borrower and subject to the security constituted by the relevant Mortgage Provided that a Borrower may install and, subject to the Agent’s consent, remove (such consent not to be unreasonably withheld or delayed, if such removal will not, in the opinion of the Agent, affect the value of the Ship) equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.6	Surveys

Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports prepared by surveyors appointed by the Borrowers and, if required by the Security Trustee, by a surveyor appointed by the Security Trustee at the Borrowers’ cost.

14.7	Inspection

Each Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times without interfering with the Ship’s trading schedule at the cost of the Borrowers for inspections not more than once in any calendar year to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that if an Event of Default occurs which is continuing the Security Trustee may, by surveyors or other persons appointed by it, board the Ship and carry out such inspection at all times as it deems fit at the Borrowers’ cost.

14.8	Prevention of and release from arrest

Each Borrower shall promptly discharge (or, in the case of paragraph (a) below, shall provide evidence satisfactory to the Agent that such liabilities are being contested by that Borrower in good faith by appropriate steps and in respect of which appropriate reserves have been made):

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, within 25 days (or such longer period as may be requested by the Borrowers and approved by the Agent acting with the authorisation of the Majority Lenders) from receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any such lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.9	Compliance with laws etc.

Each Borrower shall:

(a)

comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations applicable to the Ship owned by it, its ownership, operation and management or to the business of that Borrower;

(b)

not employ the Ship owned by it nor allow its employment in any manner contrary to any applicable law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code;

(c)

in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the war risk insurers has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the war risk insurers may require; and

(d)	comply with the PATRIOT Act and the United States Foreign Corrupt Practices Act.

14.10	Provision of information

Each Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Managers’ compliance and the compliance of the Ship owned by it with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and copies of the Approved Managers’ Document of Compliance.

14.11	Notification of certain events

Each Borrower shall immediately notify (and in respect of sub-paragraph (f), such notice shall be reasonably in advance) the Security Trustee by fax and email, of:

(a)

in respect of any Tasman Ship, any time or consecutive voyage charter otherwise permitted without the prior written consent of the Agent (acting with the authorisation of the Majority Lenders) pursuant to Clause 14.12(a);

(b)	in respect of Ship A or Ship B, any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	any casualty which is a Major Casualty;

(d)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(e)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(f)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(g)	any intended dry docking of the Ship owned by it;

(h)	any Environmental Claim made against that Borrower or in connection with the Ship owned by it, or any Environmental Incident;

(i)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, an Approved Manager or otherwise in connection with the Ship owned by it; or

(j)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower’s, the Approved Managers or any other person’s response to any of those events or matters.

14.12	Restrictions on chartering, appointment of managers etc.

None of the Borrowers shall, in relation to the Ship owned by it:

(a)

in respect of any Tasman Ship, enter into any time or consecutive voyage charter in respect of any Tasman Ship for a term which exceeds, or which by virtue of any optional extensions may exceed 12 months (+/- 45 days) unless (i) such charter contains a “sales clause” entitling the Borrower owning that Tasman Ship to sell its Tasman Ship subject to the consent of the charterer, such consent not to be unreasonably withheld and (ii) the last day of the charter period (including any optional extensions) does not fall after the Final Maturity Date in respect of Tranche B;

(b)	let that Ship on demise charter for any period;

(c)	enter into any charter in relation to that Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter that Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(e)	appoint a manager of that Ship other than the Approved Managers or agree to any alteration to the terms of the Approved Managers’ appointment;

(f)	de-activate or lay up that Ship; or

(g)

put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

14.13	Notice of Mortgage

Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority or preferred mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.

14.14	Sharing of Earnings

None of the Borrowers shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)

enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of a Borrower to any Earnings.

14.15	ISPS Code

Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by that Borrower and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for that Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.16	Charterparty Assignment

If a Borrower enters into any Charter, that Borrower shall at the request of the Agent, execute in favour of the Security Trustee a Charterparty Assignment and shall procure to use its best endeavors:

(i)	serve notice of the Charterparty Assignment on the charterer and use its best endeavours to procure that the charterer acknowledges such notice in such form as the Agent may approve or require; and

(ii)	deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Schedule 3, Part A as the Agent may require.

14.17	Green Award

If and for so long as the Initial Lender is a Green Award Incentive Provider and a Creditor Party under this Agreement, in the event that any of the Borrowers or either of the Approved Managers complies with the requisite application, auditing and surveying process of Green Award and receives the Green Award certification and the Ship owned by that Borrower or managed by that Approved Manager becomes Green Award certified, the Initial Lender shall reimburse the Borrowers up to an amount equal to 25 per cent of the auditing and annual membership fees required in respect of that Ship (for the avoidance of doubt, such reimbursement shall not be applicable to any application fees).

14.18	Responsible Ship Recycling

If a Ship is sold for scrapping, the Borrower owning that Ship shall use its best endeavours to ensure that that Ship shall be dismantled in a safe, sustainable and socially and environmentally responsible way (the requirements for that Ship to dismantled in a safe, sustainable, socially and environmentally responsible way shall be determined by the Agent in consultation with the relevant Borrower at the relevant time).

15	SECURITY COVER

15.1	Minimum required security cover

Clause 15.2 applies if, at any time other than during the Waiver Period, the Agent notifies the Borrowers that the Security Cover Ratio is below 125 per cent, of the aggregate amount of (i) the Loan and (ii) the Swap Exposure.

15.2	Provision of additional security; prepayment

If the Agent (acting on the instructions of the Majority Lenders) serves a notice on the Borrowers under Clause 15.1, the Borrowers shall prepay such part at least of the Loan as will eliminate the shortfall on or before the date falling 30 days after the date on which the Agent’s notice is served under Clause 15.1 (the “Prepayment Date”) unless at least 1 Business Day before the Prepayment Date the Borrowers have provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, reasonably approve or require.

15.3	Valuation of Ships

The Market Value of a Ship at any date is that shown by taking the arithmetic means of two valuations addressed to the Agent, each valuation to be prepared:

(a)	as at a date not more than 30 days previously;

(b)	by an Approved Broker nominated by the Borrowers and approved by the Agent;

(c)	with or without physical inspection of the Ship (as the Agent may require); and

(d)

on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment.

15.4	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5	Valuations binding

Any valuations under Clause 15.2, 15.3 or 15.4 and any valuations provided under Clause 11.6(d) (including any additional valuations provided pursuant to Clause 15.8 at the option of the Borrowers) shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6	Provision of information

The Borrowers shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or the Approved Broker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7	Frequency of valuations

Each Borrower acknowledges and agrees that the Agent may commission valuation(s) of the Ship at least semi-annually and at such other times as the Agent shall deem necessary (subject to Clause 15.8 of this Agreement).

15.8	Payment of valuation expenses

Without prejudice to the generality of the Borrowers’ obligations under Clauses 20.2 and 21.3, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause Provided that so long as (i) no Event of Default has occurred which is continuing and (ii) no mandatory prepayment is required to be made pursuant to Clauses 8.8(a) or 8.8(b), the Borrowers shall not be obliged to pay any such fees or expenses in respect of more than two sets of valuations of each Ship in any calendar year. At the cost and option of the Borrowers, the Borrowers shall be entitled to provide, in addition to the valuations under Clause 11.6(d) (for the other two quarters on which semi-annual valuations have not been provided together with the PIK Compliance Certificate), an additional set of valuations to determine the Market Values of the Ships to be utilised for the calculation of the PIK Amount.

15.9	Application of prepayment

Clause 8.10 shall apply in relation to any prepayment pursuant to Clause 15.2.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments

All payments to be made by the Lenders or by any Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)

in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)

in the case of an amount payable by a Lender to the Agent or by any Borrower to the Agent or any Lender, to the account of the Agent with correspondent bank Bank of America Intl. New York (correspondent bank SWIFT: BOFAUS3N (SWIFT: ABNANL2A, beneficiary: ABN AMRO Bank N.V. Amsterdam and account number: NL60ABNA0626269504) with reference “$82,459,678.29 facility re m.v.’s ORCA I, KATHERINE, TASMAN, DIMITRIS Y AND IAN H”, or to such other account with such other bank as the Agent may from time to time notify to the Borrowers and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

16.2	Payment on non-Business Day

If any payment by any Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments

All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties

Subject to Clauses 16.5, 16.6 and 16.7:

(a)

any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, the Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)

amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Bank generally shall be distributed by the Agent to each Lender and the Swap Bank pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand.

16.6	Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to any Borrower or any Lender or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to that Borrower or that Lender or the Swap Bank until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to a Borrower or a Lender or the Swap Bank, without first having received that sum, that Borrower or (as the case may be) the Lender or the Swap Bank concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)

pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt

Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.10	Agent’s memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.11	Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by a Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance

Documents in the following order and proportions:

(i)

first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by any Borrower under Clauses 20, 21 and 22 of this Agreement or by any Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)

secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (and, for this purpose, the expression “interest” shall include any net amount which any Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and

(iii)

thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)

SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will either or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

17.2	Variation of order of application

The Agent may, with the authorisation of the Majority Lenders and the Swap Bank, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application

The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden

This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by any Borrower or any Security Party.

18	APPLICATION OF EARNINGS; SWAP PAYMENTS

18.1	Payment of Earnings and Swap Payments

Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignments):

(a)	all Earnings of the Ship owned by it are paid to the Earnings Account for that Ship; and

(b)	all payments by the Swap Bank to any Borrower under each Designated Transaction are paid to the Earnings Account of that Borrower.

18.2	Application of Earnings

Each Borrower undertakes with the Lenders that any funds from time to time credited to, or standing to the credit of, its Earnings Account shall, unless and until an Event of Default shall have occurred and is continuing (whereupon the provisions of Clause 17.1 shall apply), be available for application in the following manner:

(a)

in or towards making payments of all amounts due and payable by the Borrowers under this Agreement and the Master Agreement (other than payments of principal and interest pursuant to Clauses 5.1, 7.2 and/or 8.1);

(b)	in or towards making the transfers to the Retention Account required pursuant to Clause 18.3; and

(c)

any surplus shall be applied in accordance with Clause 8.14 and once Clause 8.14 is no longer applicable, any surplus shall be released to the Borrowers Provided that no Event of Default has occurred and is continuing or will occur following such release to the Borrowers.

18.3	Monthly retentions

Each Borrower undertakes with each Creditor Party to ensure that, as of 1 January 2020 in each calendar month of the Security Period, on such dates as the Agent may from time to time specify, there is transferred to the Retention Account out of the Earnings received in its Earnings Account (or any of them) during the preceding calendar month:

(a)	one-third of the amount of the repayment instalment in respect of Tranche A falling due under Clause 8.1 on the next Repayment Date in respect of Tranche A;

(b)	the relevant fraction of the aggregate amount of interest on that Tranche which is payable on the next due date for payment of interest under this Agreement; and

(c)

the relevant fraction of the net amount which is payable by the Borrowers to the Swap Bank in respect of any Designated Transaction on the next due date for payment of such amount under the relevant Confirmation.

The “relevant fraction” is:

(i)

in relation to paragraph (b) a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period applicable to the relevant Tranche (or, if the current Interest Period ends after the next due date for payment of interest under this Agreement for the relevant Tranche, the number of months from the later of the commencement of the current Interest Period for the relevant Tranche or the last due date for payment of interest for that Tranche to the next due date for payment of interest for that Tranche under this Agreement); and

(ii)	in relation to paragraph (c), a fraction of which the numerator is one and the denominator is the number of months between fixed rate payments specified in the relevant Confirmation.

18.4	Shortfall in Earnings

If the aggregate Earnings of the Ships received in the Earnings Accounts are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 18.3, the Borrowers shall make up the amount of the insufficiency on demand from the Agent; but, without thereby prejudicing the Agent’s right to make such demand at any time, the Agent may, if so authorised by the Majority Lenders, permit the Borrowers to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 18.3 from the Earnings of the Ships received in the next or subsequent months.

18.5	Application of retentions

Until an Event of Default occurs which is continuing, the Agent shall on each Repayment Date and on each due date for the payment of interest under this Agreement distribute to the Lenders in accordance with Clause 16.4 so much of the then balance on the Retention Account as equals:

(a)	the repayment instalment in respect of the relevant Tranche due on that Repayment Date; or

(b)	the amount of interest in respect of the relevant Tranche payable on that interest payment date,

(c)	in discharge of the Borrowers’ liability for that repayment instalment or that interest.

18.6	Interest accrued on Accounts

Any credit balance on the Accounts shall bear interest at the rate from time to time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Agent likely to remain on the Accounts.

18.7	No release of accrued interest

Interest arising under Clause 18.6 shall be credited to the Retention Account but shall not be released to the Borrowers until the end of the Security Period.

18.8	Location of accounts

Each Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Accounts (or any of them); and

(b)

execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Accounts.

18.9	Debits for expenses etc.

The Agent shall be entitled (but not obliged) from time to time to debit any Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

18.10	Borrowers’ obligations unaffected

The provisions of this Clause 18 (as distinct from a distribution effected under Clause 18.5) do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any Security Party or K&T Marine under any Finance Document.

19	EVENTS OF DEFAULT

19.1	Events of Default

An Event of Default occurs if:

(a)

any Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document unless payment is made within 3 Business Days of its due date due to an administrative or technical error or a disruption event in the payment and/or communication system which, in each case, is beyond the control of the Creditor Parties; or

(b)

any breach occurs of Clause 9.2, 10.18, 10.19, 11.2, 11.3, 11.18, 11.20, 11.21, 12.2, 12.3, 13.2, 13.4, 14.2, 14.8, 18.1 or 18.3 (and, in the case of Clause 18.3, such breach is not remedied as provided in Clause 18.4) or clause 11.19 of the Corporate Guarantee (unless (i) in respect of any breach under Clause 11.18, the Borrowers remedy any shortfall of the Minimum Liquidity Amount within 5 Business Days of the earlier of (A) the date on which the Agent becomes aware of such breach or (B) the date on which the Borrowers become aware of such breach or (ii) in respect of any breach under Clause 14.8, the arrest of the relevant Ship is discharged within 25 days (or such longer period as may be requested by the Borrowers and approved by the Agent acting with the authorisation of the Majority Lenders)); or

(c)

any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 10 days after the earlier of (i) the written notice from the Agent requesting action to remedy the same and (ii) the Borrower or the relevant Security Party becoming aware of the breach; or

(d)

(subject to any applicable grace period specified in any Finance Document) any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)

any representation, warranty or statement made by, or by an officer of, a Borrower or a Security Party or K&T Marine in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)

at any time other than during the Refinancing Period, any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (any Financial Indebtedness, exceeding in aggregate, in the case of the Corporate Guarantor $3,000,000 (or the equivalent in any other currency or currencies) and, in the case of a Borrower, $1,000,000 (or the equivalent in any other currency or currencies)):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due; or

(ii)

any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default (howsoever described in the relevant agreement or instrument) and irrespective of whether that event of default is or may be remedied or waived by the creditor(s) of that Relevant Person Provided that:

(A)

in the case of an event of default that is remedied or waived by the creditor(s) of that Relevant Person, an Event of Default shall cease to exist under this Agreement once the Borrowers have provided written notice to the Agent of such remedy or waiver; and

(B)	in the case of any Financial Indebtedness created under:

(1)	any guarantee and indemnity of the Corporate Guarantor, a demand is made by the relevant creditor(s) under such guarantee and indemnity; or

(2)

any guarantee and indemnity of the Corporate Guarantor securing the obligations of any Subsidiary, the Financial Indebtedness of that Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of that Subsidiary’s payment default or that Subsidiary’s declaration of bankruptcy or insolvency and, in the opinion of the Agent in its discretion, that payment default or, as the case may be, that default due to that declaration of bankruptcy or insolvency, may adversely affect the ability of the Corporate Guarantor to comply with its obligations under the Corporate Guarantee unless, in the case of any payment default, the Corporate Guarantor is able to provide evidence to the Agent that such payment default has been remedied within 10 days of the date on which the overdue payment(s) became due and payable; or

(iii)

a lease or hire purchase agreement (other than a time charter in connection with a Ship) creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)

any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)

at any time other than during the Refinancing Period, a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due (in respect of a sum of, or sums aggregating, $1,000,000 (in the case of a Borrower)) or $3,000,000 (in the case of the Corporate Guarantor) or more or the equivalent in another currency or currencies, Provided that no Event of Default will occur under this paragraph if that debt is paid by that Relevant Person within 3 Business Days); or

(ii)

any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress or any form of freezing order(in respect of a sum of, or sums aggregating, $500,000 (in the case of a member of the Group (other than the Corporate Guarantor)) or $2,000,000 (in the case of the Corporate Guarantor) or more or the equivalent in another currency or currencies, Provided that no Event of Default will occur under this paragraph if that execution, attachment, arrest, sequestration or distress or any form of freezing order is discharged or released within 25 days (or such longer period as may be requested by the Borrowers and approved by the Agent acting with the authorisation of the Majority Lenders) of its commencement; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)

any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)

a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a

Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than a Borrower or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders; or

(viii)

an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)

a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)

any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise,

No Event of Default shall occur under paragraphs (ix) and (x) above if any Subsidiary of the Corporate Guarantor or the Corporate Guarantor (together, the “Negotiating Parties” and each a “Negotiating Party”) take or resolve to take any steps or actions (the “Steps and Actions”) with a view to obtaining any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them in respect of any Financial Indebtedness (the “Subsidiary Indebtedness”) of any Negotiating Party Provided that:

(A)

if that Negotiating Party has granted a Security Interest, guarantee or other form of assurance or security in favour of any creditor, that creditor has neither demanded any payment from that Negotiating Party nor exercised any of its enforcement rights in respect of that Subsidiary Indebtedness;

(B)

the Agent is immediately notified by that Negotiating Party (or, in the case of a Subsidiary of the Corporate Guarantor, by the Corporate Guarantor) that it takes or resolves to take the Steps and Actions (together with any details, as may be reasonably requested by the Agent and to the extent that the same may be disclosed under any relevant non-disclosure arrangements entered into with the relevant creditor(s) in good faith, in connection with the Steps and Actions); and

(C)

any Steps and Actions taken by that Negotiating Party do not have a material adverse effect (in the reasonable opinion of the Agent) on the financial condition, state of affairs or operations of that Negotiating Party and/or result in the non-compliance of any of the provisions of Clause 11.26 (Most favoured nation clause); or

(xi)	in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	any Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of all the Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)

for any Borrower, the Corporate Guarantor or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee, the Lenders or the Swap Bank to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)

any official consent necessary to enable any Borrower to own, operate or charter the Ship owned by it or to enable any Borrower or any Security Party or K&T Marine to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)

without the prior written consent of the Agent (to be given with the authorisation of the Majority Lenders (such consent not to be unreasonably withheld)) the Corporate Guarantor is listed on any stock exchange;

(l)

any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest except the Permitted Security Interests; or

(m)

the security constituted by a Finance Document is in any way imperilled or in jeopardy or the state of the Approved Flag of a Ship is or becomes involved in hostilities or civil war or there is a seizure of power in such state by unconstitutional means, or any other event occurs in relation to that Ship, the Mortgage or the Approved Flag in respect of that Ship and in the reasonable opinion of the Agent such event is likely to have a Material Adverse Effect unless the Borrower owning that Ship, within 14 days of the occurrence of such event (or such longer period as may be agreed by the Agent acting with the authorisation of the Lenders) re-registers that Ship on an alternative Approved Flag and subject to:

(i)

the Ship remaining subject to a Security Interest created by a first priority or preferred ship mortgage on the Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority security) on substantially the same terms as the Mortgage in respect of the Ship in Agreed Form; and

(ii)	the execution of such other documentation amending and supplementing the Finance Documents, as the Agent, acting with the authorisation of the Lenders, shall reasonably approve or require; or

(n)	an Event of Default (as defined in section 14 of the Master Agreement) occurs; or

(o)

the Master Agreement or any other Finance Document is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, acting with the authorisation of the Majority Lenders; or

(p)	any breach occurs of Clause 15.2, and such default continues un-remedied 14 days after written notice from the Agent requesting action to remedy the same; or

(q)

the authority or ability of a Borrower or the Corporate Guarantor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to such Borrower or Corporate Guarantor (as the case may be) or any of its assets (unless, in the case of any Borrower, any such occurrence would otherwise be considered a Total Loss as a result of which a mandatory prepayment would be required pursuant to Clause 8.8(b) (Mandatory prepayment), and the Borrowers prepay the required amount in accordance with Clause 8.8(b) (Mandatory prepayment)); or

(r)

a Borrower or a Security Party (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document; or

(s)

any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to any of the Finance Documents or the transactions contemplated in any of the Finance Documents or against a Borrower or the Corporate Guarantor or its respective assets which has or could reasonably be expected to have a Material Adverse Effect; or

(t)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of any Borrower or the Corporate Guarantor; or

(ii)	any accident or any Environmental Incident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person,

which constitutes a Material Adverse Change.

19.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that all or part of the Commitments and all other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or

(ii)

serve on the Borrowers a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)

take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(iv)

the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (a)(ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments

On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

19.4	Acceleration of Loan

On the service of a notice under Clause 19.2(a)(ii), all or, as the case may be, part of the Loan, specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice

The Agent may serve notices under Clauses 19.2(a)(i) or 19.2(a)(ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Swap Bank, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide any Borrower or any Security Party with any form of claim or defence.

19.7	Creditor Party’s rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or the Swap Bank under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to a Borrower or a Security Party:

(a)

for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)

as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons

In this Clause 19, a “Relevant Person” means the Corporate Guarantor, a Borrower, any other Security Party (other than (i) an Approved Manager, (ii) K&T Marine and, for the avoidance of doubt, (iii) the Poseidon Shareholders).

19.10	Interpretation

In Clause 19.1(g) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

19.11	Position of Swap Bank

Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.

20	FEES AND EXPENSES

20.1	Costs of negotiation, preparation etc.

The Borrowers shall pay to the Agent on its demand the amount of all expenses (including legal and insurance consultant fees) reasonably and properly incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, printing, execution, syndication, perfection or registration of any Finance Document, the Equity Undertaking or any related document or with any transaction contemplated by a Finance Document, the Equity Undertaking or a related document (including, but not limited to, any costs incurred by the Agent in connection with the insurance opinion to be provided to it in accordance with paragraph 7 of Part B, Schedule 3).

20.2	Costs of variations, amendments, enforcement etc.

The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amount of all expenses reasonably and properly incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document and the Equity Undertaking, or any proposal for such an amendment to be made;

(b)

any consent or waiver by the Lenders, the Swap Bank, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document and the Equity Undertaking, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 (save as otherwise provided in Clause 15.8) or any other matter relating to such security; or

(d)

where the Security Trustee, in its absolute opinion, considers that there has been a material change to the insurances in respect of a Ship, the review of the insurances of that Ship pursuant to Clause 13.17; and

(e)

any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or the Equity Undertaking or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.3	Documentary taxes

The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document and the Equity Undertaking, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

20.4	Agent’s management time

Any indemnity amount payable to the Agent under the Agency and Trust Agreement or this Agreement shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrowers (and always subject to the Borrowers’ prior consent, such consent not to be unreasonably withheld) and the other Creditor Parties, and is in addition to any fee paid or payable to the Agent under Clause 20.

20.5	Security Trustee’s management time

Any indemnity amount payable to the Security Trustee under the Agency and Trust Agreement or this Agreement shall include the cost of utilising the Security Trustee’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Trustee may notify to the Borrowers (and always subject to the Borrowers’ prior consent, such consent not to be unreasonably withheld) and the other Creditor Parties, and is in addition to any fee paid or payable to the Security Trustee under Clause 20.

20.6	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and is accompanied by a breakdown which indicates the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan

The Borrowers shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	a Tranche not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of payment in respect of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)

any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7); and

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income or any FATCA deduction) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs

Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, incurred by a Lender:

(a)

in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)

in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities

The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)

any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4	Environmental Indemnity

Without prejudice to its generality, Clause 21.3 covers any claims, demands, proceedings, liabilities, taxes, losses or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code.

21.5	Currency indemnity

If any sum due from any Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.5 the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (Rotterdam time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.5 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.6	Application to Master Agreement

For the avoidance of doubt, Clause 21.5 does not apply in respect of sums due from a Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

21.7	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and is accompanied by a breakdown which indicates the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.8	Sums deemed due to a Lender

For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

21.9	Mandatory cost

The Borrowers shall, on demand by the Agent, pay to the Agent for the account of the relevant Lender, such amount which any Lender certifies in a notice to the Agent to be its good faith determination of the amount necessary to compensate it for complying with:

(a)

in the case of a Lender lending from a lending office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that facility office; and

(b)

in the case of any Lender lending from a lending office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to that Lender’s participation in the Loan.

21.10	Notice of prepayment

If the Borrowers are not willing to continue to indemnify the Creditor Parties for any tax for which the Creditor Parties liable under Clause 21.1, the Borrowers may give the Agent not less than 14 days’ notice of their intention to prepay the Loan at the end of an Interest Period.

21.11	Prepayment

A notice under Clause 21.10 shall be irrevocable; and on the date specified in the Borrowers’ notice of intended prepayment, the Commitments shall terminate and the Borrowers shall prepay the Loan, (without premium or penalty) together with accrued interest thereon at the applicable rate plus the applicable Margin and the Mandatory Cost (if any).

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions

All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.

22.2	Grossing-up for taxes

If a Borrower is required by law to make a tax deduction from any payment:

(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)

the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes

Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income

In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax, excluding any FATCA Deduction, except tax on a Creditor Party’s overall net income.

22.5	Application to Master Agreement

For the avoidance of doubt, Clause 22 does not apply in respect of sums due from a Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

22.6	Notice of prepayment

If the Borrowers are not willing to continue to make a tax deduction under Clause 22.2, the Borrower may give the Lender not less than 14 days’ notice of its intention to prepay the Loan at the end of an Interest Period.

22.7	Prepayment

A notice under Clause 22.6 shall be irrevocable; and on the date specified in the Borrowers’ notice of intended prepayment, the Commitments shall terminate and the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the applicable Margin and the Mandatory Cost (if any).

22.8	FATCA

(a)	FATCA Information

(i)	Subject to paragraph (iii) below, each party to a Finance Document shall, within 10 Business Days of a reasonable request by another party to the Finance Documents:

(A)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(B)

supply to the requesting party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru percentage” or other information required under the US Treasury regulations or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purposes of such requesting party’s compliance with FATCA.

(ii)

If a party to any Finance Document confirms to another party pursuant to Clause 22.6(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly;

(iii)

Sub-clause (i) above shall not oblige any Creditor Party to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such party for purposes of this sub-clause (iii);

(iv)

If a party to any Finance Document fails to confirm its status or to supply forms, documentation or other information requested in accordance with sub-clause (i) above (including, for the avoidance of doubt, where sub-clause (iii) above applies), then:

(A)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(B)

if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100 per cent., until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

(b)	FATCA Withholding

(i)

Each party to any Finance Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(ii)

Each party to any Finance Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Creditor Parties.

23	ILLEGALITY, ETC.

23.1	Illegality

This Clause 23 applies if a Lender (for the purposes of this Clause 23, a “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)

unlawful or prohibited as a result of the introduction of a new and applicable law, an amendment to an existing and applicable law or a change in the manner in which an existing and applicable law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any applicable regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2 Notification of illegality

The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of any notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment

On the Agent notifying the Borrowers under Clause 23.2, the relevant Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4	Mitigation

If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Lenders under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs

This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)

the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)

complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)	the introduction, implementation, application, administration or compliance with:

(i)

the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its Affiliates); or

(ii)

Basel III, CRD IV or CRR or any law or regulation which implements or applies Basel III, CRD IV or CRR (regardless of the date on which it is enacted, adopted or issued and regardless of whether any such implementation, application or compliance is by a government, regulator, a Creditor Party or any of its Affiliates) after the date of this Agreement, the Notifying Lender (or its Holding Company) has incurred or will incur an “increased cost”,

(in each case when compared to the cost of complying with such regulations as determined by the Notifying Lender (or Holding Company or Affiliate of it) on the date of this Agreement (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Notifying Lender or its Holding Company),

24.2	Meaning of “increased cost”

In this Clause 24, “increased cost” means, in relation to a Notifying Lender:

(a)

an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)

an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not an item attributable to (i) a change in the rate of tax on the overall net income of the Notifying Lender (or a Holding Company of it), (ii) a FATCA Deduction required to be made by a party to a Finance Document or (iii) an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3	Notification to Borrowers of claim for increased costs

The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4	Payment of increased costs

The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5	Notice of prepayment

If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrowers may give the Agent not less than 14 days’ notice of their intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.6	Prepayment; termination of Commitment

A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)

on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin and the Mandatory Cost (if any).

24.7	Application of prepayment

Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances

Each Creditor Party may without prior notice:

(a)

apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of a Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from that Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(c)	break, or alter the maturity of, all or any part of a deposit of that Borrower;

(d)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(e)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender

For the purposes of this Clause 25, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest

This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrowers

None of the Borrowers may, without the prior written consent of the Agent, given on the instructions of all the Creditor Parties, transfer any of its rights, liabilities or obligations under any Finance Document and the Master Agreement.

26.2	Transfer by a Lender

Subject to Clause 26.4, a Lender (the “Transferor Lender”) may at any time, with consultation with the Borrowers but without the consent of the Borrowers or any Security Party, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender. The Transferee Lender shall be selected by the Transferor Lender with prior consultation with the Borrowers.

No Borrower, Security Party or any other member of the Group or shareholder of any such party shall be entitled to become a Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement

26.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Trustee and each of the other Lenders and the Swap Bank;

(b)	on behalf of the Transferee Lender, send to each Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate

Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, any Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)

to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents (other than the Master Agreement) are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which any Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)

the Transferee Lender becomes bound by all the provisions of the Finance Documents (other than the Master Agreement) which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)

any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of any Borrower or any Security Party against the Transferor Lender had not existed;

(f)

the Transferee Lender becomes entitled to all the rights under the Finance Documents (other than the Master Agreement) which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)

in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of any Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

26.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates

Each Borrower, the Security Trustee and each Lender and the Swap Bank irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12	Sub-participation; securitisation; subrogation assignment

(a)

A Lender may sub-participate or include in a securitisation or similar transaction all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, any Borrower, any Security Party, the Agent or the Security Trustee or any other Creditor Party; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

(b)

The Borrowers shall, and shall procure that each Security Party shall, do everything desirable or necessary to assist a Lender to achieve a successful (in the opinion of that Lender) securitisation (or similar transaction).

26.13	Disclosure of information

(a)

In relation to any information which a Lender has received (other than Confidential Information) in relation to any Borrower, any Security Party or their affairs under or in connection with any Finance Document, that Lender may disclose (save as otherwise provided in Clause 31) any such information without the prior irrevocable authorisation of or notice to that Borrower and the Corporate Guarantor to:

(b)

a potential transferee lender, sub-participant, Affiliate, any other assignee or transferee or any other person who may propose entering into a contractual relation with that Lender in relation to this Agreement; and/or

(c)	any direct or indirect Subsidiary, any direct or indirect Holding Company, any Affiliate or any other company in its group; and/or

(d)	any authorities (including, without limitation, any private, public or internationally recognised authorities) or any party to any Finance Document or any professional adviser to that Lender; and/or

(e)	a rating agency or their professional advisors; and/or

(f)

any other person regarding the funding, refinancing, transfer, assignment, sale, sub-participation, insurance arrangement, operational arrangement or other transaction in relation thereto including without limitation any enforcement, preservation, assignment, transfer, sale or sub-participation of that Lender’s rights and obligations,

(g)

and including, without limitation, (x) for purposes in connection with (1) any enforcement or (2) assignment or transfer of that Lender’s rights or obligations under any Finance Document or (y) to the extent desirable or necessary in connection with or in contemplation of a securitisation (or similar transaction).

26.14	Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15	Notification

On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16	Replacement of Reference Bank

If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrowers, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrowers, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.17	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for that Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by any Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Majority Lenders

Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party or K&T Marine is a party, by that Security Party or K&T Marine.

27.2	Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender and the Swap Bank”:

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	an increase in any Lender’s Commitment;

(d)	a change to the definition of “Majority Lenders”;

(e)	a change to Clause 3 or this Clause 27;

(f)

any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document (except to the extent expressly provided for in any Finance Document); and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications

A notice by letter or fax shall be sent:

(a)	to the Borrowers:	c/o the Technical Manager

3-5 Menandrou Street
145 61 Kifissia
Greece

Facsimile No: +30 210 80 84 224

(b)	to a Lender:	At the address below its name in Schedule 1 or (as
the case may require) in the relevant Transfer Certificate.
(c)	to the Agent, Arranger and Security Trustee:	ABN AMRO Bank N.V. 93 Coolsingel, 3012 AE Rotterdam The Netherlands Fax No: +31 10401 5323

(d)	to the Swap Bank:	ABN AMRO Bank N.V.

c/o Markets Documentation Unit Gustav Mahlerlaan 10 NL-1082PP Amsterdam The Netherlands mdu@nl.abnamro.com Fax No: +31 10 459 0538 or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders and the Security Parties.

28.3	Effective date of notices

Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours

However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices

Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication

Any communication to be made between the Agent and a Lender or Swap Bank or the Agent and the Borrowers under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Creditor Party and the Borrower:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender or the Swap Bank or the Borrowers will be effective only when actually received in readable form and, in the case of any electronic communication made by a Creditor Party or the Borrowers to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.8	English language

Any notice under or in connection with a Finance Document shall be in English.

28.9	Meaning of “notice”

In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	JOINT AND SEVERAL LIABILITY

29.1	General

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 29.2, joint.

29.2	No impairment of Borrower’s obligations

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	any Lender, the Swap Bank or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	any Lender, the Swap Bank or the Security Trustee releasing any other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

29.3	Principal debtors

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and none of the Borrowers shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.

29.4	Subordination

Subject to Clause 29.5, during the Security Period, none of the Borrowers shall:

(a)

claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

29.5	Borrower’s required action

If during the Security Period, the Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 29.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent’s notice.

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts

A Finance Document may be executed in any number of counterparts.

30.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30.5	PATRIOT Act Notice

Each of the Agent and the Lenders hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act and the policies and practices of the Agent and each Lender, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies each Borrower and any Security Party, which information includes the name and address of each Security Party and such other information that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the PATRIOT Act.

31	CONFIDENTIALITY

31.1	Confidential Information

The Creditor Parties agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 31.2, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

31.2	Disclosure of Confidential Information

The Creditor Parties may disclose:

(a)

to any of its Affiliates and any of their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Creditor Parties shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)

to any person (if that person to whom the Confidential Information is to be given is informed in writing of its confidential nature and undertakes in writing not to disclose such Confidential Information to any third party and/or make use of it in case the dealings contemplated below are not concluded):

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and/or any Security Party and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)

appointed by the Creditor Parties or by a person to whom paragraphs (i) or (ii) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (i) or (ii);

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit a Creditor Parties charges, assigns or otherwise creates security (or may do so) pursuant to Clause 26.17;

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(ix)	to whom information is required to be disclosed in connection with, and for the purposes of, any insurance to be effected by a Creditor Party in relation to or in connection with any Finance Document;

(x)	who is a party to this Agreement; or

(xi)	with the consent of the Borrowers,

in each case, such Confidential Information as the Creditor Parties shall consider appropriate;

(c)

to any person appointed by a Creditor Party by a person to whom paragraphs (b)(i) or (b)(ii) of Clause 31.2 applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) provided always that such person will undertake in writing not to disclose such Confidential Information to any third party;

(d)

to any rating agency (including its profession advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents, the Borrower and/or the Security Parties provided always that such rating agency will undertake in writing not to disclose such Confidential Information to any third party.

31.3	Entire agreement

This Clause 31 constitutes the entire agreement between the parties to this Agreement in relation to the obligations of the Creditor Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

31.4	Inside Information

The Creditor Parties acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Creditor Parties undertake not to use any Confidential Information for any unlawful purpose.

31.5	Notification of disclosure

The Creditor Parties agree (to the extent permitted by law and regulation) to inform the Borrowers and the Security Parties:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 31.2 except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 31.

31.6	Continuing obligations

The obligations of this Clause 31 are continuing and, in particular, shall survive and remain binding on the Creditor Parties for a period of twelve months from the earlier of:

(a)

the date on which all amounts payable by the Borrower and the Security Parties under or in connection with the Finance Documents have been paid in full and all obligations of the Creditor Parties have been cancelled or otherwise cease to be available; and

(b)	the date on which a Creditor Party otherwise ceases to be a party to this Agreement.

32	BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

33	LAW AND JURISDICTION

33.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

33.2	Exclusive English jurisdiction

Subject to Clause 33.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

33.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 33.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

None of the Borrowers shall commence any proceedings in any country other than England in relation to a Dispute.

33.4	Process agent

Each Borrower irrevocably appoints Saville & Co. at its registered office for the time being presently at One Carey Lane, London, EC2V 8AE, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

33.5	Creditor Party rights unaffected

Nothing in this Clause 33 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

33.6	Meaning of “proceedings” and “Dispute”

In this Clause 33, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)
ABN AMRO BANK N.V.	c/o Loans Administration Transportation Clients
	93 Coolsingel 3012 AE Rotterdam The Netherlands	82,459,678.29

SCHEDULE 2

DRAWDOWN NOTICE

To:	ABN AMRO BANK N.V.

93 Coolsingel

3012 AE Rotterdam

The Netherlands

Attention: Loans Administration

[•]

DRAWDOWN NOTICE

1

We refer to the loan agreement (the “Loan Agreement”) dated [•] 2017 and made between ourselves, as Borrowers, the Lenders referred to therein, and yourselves as Agent, Arranger, Security Trustee and Swap Bank in connection with a facility of US$82,459,678.29. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow the Tranche [A] [B] as follows:

(a)	Amount of Tranche: US$[•];

(b)	Drawdown Date: [•];

(c)	Duration of the first Interest Period shall be [•] months; and

(d)	Payment instructions: account in our name and numbered [•] with [•] of [•].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result (save as otherwise provided in Clause 9.1(c) of the Loan Agreement) from the borrowing of the Tranche.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]

for and on behalf of

ZEUS ONE MARINE LLC

IKAROS MARINE LLC

TASMAN MARINE LLC

HUDSON MARINE LLC

DRAKE MARINE LLC

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a) required before service of the first Drawdown Notice.

1	A duly executed original of:

(a)	this Agreement;

(b)	the Master Agreement;

(c)	the Master Agreement Assignment;

(d)	the Corporate Guarantee;

(e)	the Agency and Trust Agreement;

(f)	the Equity Undertaking;

(g)	the Accounts Pledge;

(h)	the Shares Security Deeds; and

(i)	any Subordination Agreement,

each document required to be delivered under each Finance Document referred to in paragraphs (a) to (i) inclusive above and any other Finance Document that the Agent may require, in the Agreed Form.

2	Copies of the certificate of formation and constitutional documents (and a certificate of goodstanding) of each Borrower, the Corporate Guarantor and any other Security Party.

3

Copies of appropriate evidence of authorisation by the members (or, as the case may be, the directors) of each Borrower and each Security Party authorising the execution of each of the Finance Documents to which that Borrower or that Security Party is a party and, in the case of a Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement.

4	The original of any power of attorney under which any Finance Document and the Master Agreement is executed on behalf of a Borrower, the Corporate Guarantor and any other Security Party.

5	An original certificate of a duly authorised officer of the Borrower and each Security Party:

(a)	certifying that each copy document relating to it specified in paragraphs 2, 3 and 4 of this Part A of Schedule 3 is correct, complete and in full force and effect;

(b)	setting out the names of the directors, officers and members of that Borrower and Security Party and the proportion of shares held by each member; and

(c)	setting out a specimen of the signature of each person authorised by the resolutions referred to in paragraph 3 of this Part A of Schedule 3.

6	Copies of all consents which any Borrower, the Corporate Guarantor or any Security Party requires to enter into, or make any payment under, any Finance Document.

7	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts and the Retention Account.

8

Such documents and other evidence in such form as is requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or “client acceptance” or other similar identification procedures (including, but not limited to, specimen signatures of all the members or directors, as the case may be, and other officers of the Borrowers and each Security Party) in relation to the transactions contemplated in the Finance Documents.

9	Evidence of the ultimate beneficial ownership in respect of each Borrower, the Corporate Guarantor, each Shareholder and each Approved Manager.

10

Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, the Netherlands and such other relevant jurisdictions as the Agent may require, including without limitation, any legal opinion on the due execution of the Equity Undertaking by the Poseidon Shareholders and any documents required to be delivered for the purposes of such opinion.

11

If available and applicable, a certified true copy of any Charter (and any addenda thereto) in respect of a Ship together with, if required by the Agent, evidence of due execution of such Charter by the parties thereto.

12	Documentary evidence that the agent for service of process named in Clause 33 has accepted its appointment.

13	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(b) required before or, as the context may require, the Drawdown Date (but prior to the making of any advance).

In this Part B of Schedule 3, the following definitions have the following meanings:

1	In respect of each Ship, a duly executed original of the Mortgage, the General Assignment and, as the case may be, the Charterparty Assignment (and of each document to be delivered by each of them).

2	Documentary evidence that:

(a)	each Ship is definitively and permanently registered in the name of the relevant Borrower under an Approved Flag;

(b)	each Ship is in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance Documents;

(c)

each Ship maintains the class with a first class classification society which is a member of IACS (as the Agent may approve) free of all overdue recommendations and conditions of such classification society affecting class;

(d)

the Mortgage relating to each Ship has been duly registered or recorded against that Ship as a valid first preferred or, as the case may be, priority ship mortgage in accordance with the laws of the applicable Approved Flag State; and

(e)	each Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	Documents establishing that each will, as from the Drawdown Date relating thereto, be managed by the Approved Managers on terms acceptable to the Lenders, together with:

(a)	the Approved Managers’ Undertakings relative thereto; and

(b)

copies of the Technical Manager’s Document of Compliance and of that Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires), the ISSC and the IAPPC.

4	A valuation of each Mortgaged Ship addressed to the Agent by Kontiki Shipbrokers with date 17 June 2017.

5

An original of the a deed of release in Agreed Form and each document to be delivered under or pursuant to it, together with evidence satisfactory to the Agent of its due execution by the parties to it and evidence that all Security Interests under the Existing Facility Agreement have been released, reassigned or, as the case may be, discharged.

6	Evidence satisfactory to the Agent that the shareholders’ equity of $5,000,000 has been paid into the Group.

7

Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the law of the Marshall Islands, the Approved Flag State on which each relevant Ship is registered and such other relevant jurisdictions as the Agent may require.

8	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for each Ship as the Agent may require.

9	Documentary evidence that the Agent for service of process named in Clause 33 has accepted its appointment.

10	Evidence satisfactory to the Agent that the Minimum Liquidity Amount is standing to the credit of each Earnings Account in respect of each Ship pursuant to Clause 11.18.

11	Copies of any further consents which any Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document.

12	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in paragraphs 2, 3 and 6 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of a Borrower.

SCHEDULE 4

DESIGNATION NOTICE

To:	ABN AMRO BANK N.V.

93 Coolsingel

3012 AE Rotterdam

The Netherlands

as Agent

Attn: [Ship Finance Portfolio Management]

[date]

Dear Sirs

Loan Agreement dated [•] 2017 (the “Loan Agreement”) and made between (i) Zeus One Marine LLC, Ikaros Marine LLC, Tasman Marine LLC, Hudson Marine LLC and Drake Marine LLC as joint and several Borrowers, (ii) the Lenders, (iii) the Swap Bank, (iv) and yourselves as Agent, Arranger and Security Trustee

We refer to:

1	the Loan Agreement;

2	the Master Agreement dated as of [•] made between ourselves and the Swap Bank; and

3	a Confirmation delivered pursuant to the said Master Agreement dated [•] and addressed by the Swap Bank to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully

for and on behalf of

ZEUS ONE MARINE LLC

IKAROS MARINE LLC

TASMAN MARINE LLC

HUDSON MARINE LLC

DRAKE MARINE LLC

SCHEDULE 5

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To: ABN AMRO Bank N.V. for itself and for and on behalf of each Borrower, each Security Party, the Security Trustee, each Lender and the Swap Bank, as defined in the Loan Agreement referred to below.

[•]

1

This Certificate relates to a Loan Agreement (the “Loan Agreement”) dated [•] 2017 and made between (1) [•], [•], [•], [•] and [•] as joint and several Borrowers, (2) the banks and financial institutions named therein as Lenders, (3) ABN AMRO Bank N.V. as Swap Bank, (4) ABN AMRO Bank N.V. as Agent, (5) ABN AMRO Bank N.V as Arranger and (6) ABN AMRO Bank N.V. as Security Trustee for a loan facility of US$82,459,678.29.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

“Relevant Parties” means the Agent, each Borrower, each Security Party, the Security Trustee, each Lender and the Swap Bank;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [•] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4

The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document (other than the Master Agreement) in relation to [•] per cent, of its Contribution, which percentage represents $[•].

5

By virtue of this Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•]] [from [•] per cent, of its Commitment, which percentage represents $[•]] and the Transferee acquires a Commitment of $[•].]

6

The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents (other than the Master Agreement) which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7

The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that;

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)

undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any Lender or the Swap Bank in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	any Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)

it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrowers or Security Party under the Finance Documents;

(c)

agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Lender or the Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10

The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11

The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself

as Agent and for every other Relevant Party

ABN AMRO Bank N.V.

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note: This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 6

PIK COMPLIANCE CERTIFICATE

To:	ABN AMRO BANK N.V.

93 Coolsingel

3012 AE Rotterdam

The Netherlands

Attn:	[Loans Administration]

[date]

Dear Sirs

Loan Agreement dated [•] 2017 and made between (i) Zeus One Marine LLC and others (as borrowers), (ii) the banks and financial institutions therein listed (as lenders), (iii) ABN AMRO Bank N.V. as agent, arranger, swap bank and security trustee in connection with a facility of US$82,459,678.29 (the “Loan Agreement”)

Terms defined in the Loan Agreement have their defined meanings when used in this PIK Compliance Certificate.

We refer to the undertaking set out in Clause 11.6(d) of the Loan Agreement and confirm that, as at the [3-month period ending [•]]:

(a)	aggregate Market Value of the Ships

Minimum Liquidity Amount + the net realisable value of any additional

(b)	security provided under Clause 15.1 of the Loan Agreement

(c) = (b) + (a)	VMC

Outstanding Loan plus Outstanding Swap Exposure

(d)	Required Security Cover Ratio (130%)

(e) = (d) -(c)	Delta between required Security Cover Ratio and VMC*

PIK Amount of 200bps over Delta

aggregate PIK Amount allocated on Tranche A Balloon Instalment

*	if delta positive

[•]

for and on behalf of

ZEUS ONE MARINE LLC

IKAROS MARINE LLC

TASMAN MARINE LLC

HUDSON MARINE LLC

DRAKE MARINE LLC

EXECUTION PAGES

BORROWERS

SIGNED by FILANTHI KATSAFADOU for and on behalf of ZEUS ONE MARINE LLC in the presence of:	) ) ) ) )
EMMANOUIL PONTIKIS
ATTORNEY-AT-LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE
SIGNED by FILANTHI KATSAFADOU for and on behalf of IKAROS MARINE LLC in the presence of:	) ) ) ) )
EMMANOUIL PONTIKIS
ATTORNEY-AT - LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE
SIGNED by FILANTHI KATSAFADOU for and on behalf of TASMAN MARINE LLC in the presence of:	) ) ) ) )
EMMANOUIL PONTIKIS
ATTORNEY-AT - LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE
SIGNED by FILANTHI KATSAFADOU for and on behalf of HUDSON MARINE LLC in the presence of:	) ) ) ) )
EMMANOUIL PONTIKIS
ATTORNEY-AT - LAW
WATSON FARLEY & WILLIAMS 348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE
SIGNED by FILANTHI KATSAFADOU for and on behalf of DRAKE MARINE LLC in the presence of:	) ) ) ) )
EMMANOUIL PONTIKIS
ATTORNEY-AT - LAW
WATSON FARLEY & WILLIAMS 348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE

LENDERS

SIGNED by GEORGIA ASIMAKOPOULOS for and on behalf of ABN AMRO BANK N.V. in the presence of:	) ) ) ) )
EMMANOUIL PONTIKIS
ATTORNEY-AT- LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE
SWAP BANK
SIGNED by GEORGIA ASIMAKOPOULOS for and on behalf of ABN AMRO BANK N.V. in the presence of:	) ) ) ) )
EMMANOUIL PONTIKIS
ATTORNEY-AT- LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE
AGENT
SIGNED by GEORGIA ASIMAKOPOULOS for and on behalf of ABN AMRO BANK N.V. in the presence of:	) ) ) ) )
EMMANOUIL PONTIKIS
ATTORNEY-AT- LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE

ARRANGER

SIGNED by GEORGIA ASIMAKOPOULOS for and on behalf of ABN AMRO BANK N.V. in the presence of:	) ) ) ) )
EMMANOUIL PONTIKIS
ATTORNEY- AT- LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE
SECURITY TRUSTEE

SIGNED by GEORGIA ASIMAKOPOULOS for and on behalf of ABN AMRO BANK N.V. in the presence of:	) ) ) ) )
EMMANOUIL PONTIKIS
ATTORNEY-AT- LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE